AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY THE OFFER TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO PURCHASE OR THE SOLICITATION OF AN OFFER NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN OR FROM ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S PURCHASE FROM YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED OCTOBER 18, 2018

iConsumer Corp.

73 Greentree Drive, #558

Dover, DE 19904

(888) 546-7980

Rescission Offer for 604,808 shares of

Series A Non-Voting Preferred Stock

We are offering to repurchase 604,808 shares of Series A Non-Voting Preferred Stock from members who earned Stock Awards (defined below) in connection with purchases made or referring customers who made purchases through www.iconsumer.com from February 14, 2018 through and including May 23, 2018. The repurchase price is $0.09 per share (the price in effect from February 13, 2018 through June 12, 2018), plus interest at the current statutory rate, which varies from state to state and is set out at page 17, from February 13, 2018 through the date the rescission offer expires. The rescission offer will expire on ___________, 2018. Details of the rescission offer will also be available at www.iconsumer.com/rescission_offer.

The company provides its members the opportunity to experience the ownership of two assets that members find challenging, without cost to the member: ownership in a company quoted on the over-the-counter market (iConsumer) and ownership of Bitcoin. To facilitate that, consumers are rewarded with a bundle of iConsumer equity and Bitcoin whenever they shop at participating retailers. We are required to have a qualified offering statement on file with the Securities and Exchange Commission (the “Commission”) covering the times when we award shares (“Stock Awards”) as part of that bundle. We did not have a qualified offering statement between February 14, 2018 and June 13, 2018. Between February 14, 2018 and May 23, 2018 we accrued and awarded shares, which may be a violation of the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and, if a violation, gives rise to rescission rights under Section 12(a)(1) of the Securities Act. We are offering our customers the opportunity to complete incomplete award transactions (covering those shares that were accrued and awarded), and then rescind (reverse), the award transactions that occurred during that time period. Customers who accept the rescission offer must also return the Bitcoin earned as part of the award transaction, at the price in effect on the award transaction date. The price of Bitcoin was determined daily, based upon the closing price at 3 p.m. Central Standard Time (“CST”) on the Gemini exchange on the award transaction date.

Our Series A Non-Voting Preferred Stock is quoted on the OTCQB Venture Market operated by OTC Markets Group Inc. (“OTCQB”) under the symbol “RWRDP.”

Interest will accrue on a monthly basis. We intend to use the legal rates of interest based on the state in which a member resides on the date that the member completed or completes the award transaction. If your state of residence has changed since you completed the award transaction, the applicable interest rate will be the legal rate of interest for your current state of residence. These interest rates are set forth under "Rescission Offer – Rescission Offer and Price."

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 8 to read about certain factors you should consider before accepting or rejecting the rescission offer.

Sales of these securities will commence on approximately _____________ XX, 2018.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In this Offering Circular, the term “iConsumer” or “the company” refers to iConsumer Corp.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING CIRCULAR, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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QUESTIONS AND ANSWERS ABOUT THE RESCISSION OFFER

You should read the following questions and answers, together with the more detailed information regarding the rescission offer and the risk factors set forth elsewhere in this offering circular, before deciding whether to accept or reject the rescission offer.

Q:    Why are we making the rescission offer?

A:     We are required to have a qualified offering statement on file with the Securities and Exchange Commission (the “Commission”) covering the times when we award shares under our rewards program (“Stock Awards”). We did not have a qualified offering statement between February 14, 2018 and June 13, 2018. Between February 14, 2018 and May 23, 2018, we accrued and awarded the number of shares that would be awarded to a member, if we had a qualified offering statement, and if other terms and conditions of our offer were finalized by the member. Our terms and conditions stated that such shares would not be awarded until and unless we had a qualified offering statement on file. While we believe the terms and conditions of our web site made it clear that we weren’t awarding shares as part of the bundle of rewards offered during this period, we have decided to offer our members the opportunity to complete incomplete award transactions, and then rescind (reverse), the award transactions where shares were accrued as part of that bundle during that time period.

Q:    Which shares of preferred stock are included in the rescission offer?

A:    We are offering, upon the terms and conditions described in this offering circular, to rescind award transactions (constituting the shares and Bitcoin bundled as a reward as a result of those award transactions) earned during the period between February 14, 2018 and May 23, 2018 inclusive (when we ceased accruing Stock Awards shares as part of the bundle in a reward). The 604,808 shares of our preferred stock subject to the rescission offer were accrued and awarded, subject to the terms and conditions of the iConsumer service, by 2,035 people as a result of their making purchase transactions or referring customers who made purchase transactions at iConsumer. The price per share used to calculate the number of shares earned per award transaction was $0.09 per share. The price of Bitcoin was determined daily, based upon the closing price at 3 p.m. CST on the Gemini exchange on the award transaction date. Shares sold by the member after the date of this offer that otherwise would be included in this offer are excluded from this offer.

Q. How much did I pay for the shares included in the rescission offer?

You did not pay any cash for the shares included in the rescission offer. You earned those shares as part of a bundle that included Bitcoin, for making purchase transactions at participating retailers. You may have earned some of the shares as a bonus for joining iConsumer.

Q. Why would I seek rescission when the company is making an offering of preferred stock at a higher price?

We are currently offering the same securities that are subject to the rescission offer at $0.15 per share. While you may decide to hold the securities in the event that you believe that that offering will succeed and that the higher price will be sustained after the offering closes, so that you can eventually sell the securities you are entitled to, there can be no guarantee that that will be the case, and you may choose to take advantage of the rescission offer now, at a fixed price. For some of the factors you should consider in deciding whether to accept this offer, see “When is it reasonable to consider this offer?”

Q: Is the amount I receive for my shares in the rescission offer taxable?

A: We are not qualified to give tax advice. Each person’s tax situation is different. We recommend you consult your tax advisor prior to accepting our offer.

Q:    What will I receive if I accept the rescission offer?

A:     We will mail you a check for $0.09 per share, plus interest at the current statutory rate per year, from the date the stock was earned and available for issuance (90 days subsequent to the date of accrual) through the date the rescission offer expires. After you provide us with your mailing address, full name, and social security number we will provide you with the amount of interest that will be included in the check. For people who have not completed the process to receive their award transaction (such as providing addresses and paying the transfer fee), the amount of the check will be reduced by $7.50, the amount of the issuance and transfer fees you would have paid to cover the cost associated with performing checks to ascertain your identity and to ensure we comply with anti-money laundering and similar restrictions to complete the share issuance and transfer. You will have to return the Bitcoin included in the bundled award. Please see the next question for a specific example.

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Q:    Can you give me an example of what I will receive if I accept the rescission offer?

A:    If you earned 1,000 shares of our preferred stock and .00296 Bitcoin during this period on May 10, 2018, we will send you a check for $82.50, plus interest, after deduction of fees. We will deduct .00296 Bitcoin from your iConsumer account. As of August 31, 2018, the Bitcoin you returned was worth approximately $20.73. If you earned 100 shares of stock on that date, and .000296 Bitcoin, we will send you a check for $1.50 plus interest, after deduction of fees, and deduct .000296 Bitcoin from your account. As of August 31, 2018, the Bitcoin you returned was worth approximately $2.07.

Q: Why can’t you tell me how much interest I would earn if I accept the rescission offer?

A: The statutory interest rate is determined by your state of residence. You are not required to provide your address until you fully accept our terms and conditions. Statutory interest rates for each state are set forth in “Rescission Offer – Rescission Offer and Price.”

Q: I transferred the Bitcoin I earned in the qualifying award transactions to another wallet or exchange. What do I do?

A: Transfer them back into iConsumer if your Bitcoin balance is insufficient. Using the example above, if you earned .00296 Bitcoin on the award transactions you’re reversing, and you have .00296 in Bitcoin in your iConsumer account, you’re covered. If you have 0 Bitcoin in your iConsumer account, you’ll need to transfer .00296 Bitcoin before we can complete the repurchase.

Q: I do not know how to transfer Bitcoin back into iConsumer.

A: The process is the reverse of the process you used to transfer the Bitcoin out of iConsumer’s control. If you need further assistance, our support desk will assist you. Please contact them at support@iconsumer.com.

Q: I have already had those shares recorded in my name in the books of Issuer Direct, but I have not sold them, what do I do if I wish to accept the offer?

A: As of September 18, 2018, 14 people have already completed the paperwork and paid the fees to have us issue the shares and record their ownership in the books of Issuer Direct. If you are one of those 14 people, we have already charged you the $7.50 issuance and transfer fee, we will not charge you twice. Instruct Issuer Direct (via an email to transfer@issuerdirect.com) to return your shares to iConsumer. Issuer Direct may charge you a $25 fee to transfer your shares back to iConsumer. If they do, send us a copy of the Issuer Direct paid invoice, and we’ll add $25 to the amount of your check covering our repurchase of your shares. You must still return the Bitcoin awarded to you as part of the bundle.

Q: I have instructed Issuer Direct to transfer those shares to a brokerage account. What do I do if I wish to accept the offer?

A: If you are one of the 14 people outlined in the above situation, and you have further instructed Issuer Direct to transfer some or all of those shares to a brokerage account, please contact us. We’ll work with you and the particular broker to reverse that award transaction. iConsumer will cover any commercially reasonable costs associated with that reversal.

Q: I have already transferred those shares to Issuer Direct, and I have sold them, what do I do if I wish to accept the offer?

A: We do not believe that any of the 14 people who have had shares subject to the offer issued and recorded by Issuer Direct have sold those shares for less than $0.09 per share prior to this rescission offer being made. If you have, we’ll ask you to document that sale, and work with you so that you receive a total of $0.09 per share, plus applicable interest, prior to adjusting for the return of the Bitcoin you’ll be required to return.

Q: What information do I have to provide to accept this offer?

A: You will provide us with a verifiable name, address, and social security number, as is required to allow us to perform KYC (know your customer) and AML (anti-money laundering) checks. The same information is required if you chose to have us issue  shares and record them in your name. You must execute a subscription agreement and the election agreement.

Q: When is it reasonable to consider this offer?

A: We think it is reasonable for every affected iConsumer member to consider this offer. We cannot give advice as to whether or not you should buy or sell iConsumer stock, so we cannot give you an opinion as to whether or not someone in your particular situation should accept this offer. We do not know if the price of the shares covered by this offer will go up or down. We do not offer opinions as to whether the price of Bitcoin will go up or down. We do not know your particular tax situation. We can help you with the math. We are actively selling stock at $0.15 per share, and actively rewarding stock to members based upon $0.15 per share. Our stock is traded on the OTCQB market (OTCQB: RWRDP). Between August 1, 2018 and August 31, 2018, the stock traded as high as $0.48 per share, and as low as $0.10 per share. We are offering you $0.09 per share plus interest, less the $7.50 issuance and transfer fee, plus you will return whatever Bitcoin you earned. We are actively awarding Bitcoin, based on that day’s market price at closing on the Gemini market.

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We are offering to reverse (rescind) the entire award transaction, which includes the Bitcoin you earned, as well as the stock you accrued. If you earned 100 shares from all your purchases during this period, you probably also earned .000296 BTC (Bitcoin). If you accept our offer you would return that Bitcoin to us. That Bitcoin was worth approximately $2.07 as of August 31, 2018.

The following list of questions to consider is not complete, and should not be used as guidance as to whether you should buy or sell.

•	You should consider whether or not the price of the shares you are selling will go up or down after you sell them.

•	You should consider whether or not the price of the Bitcoin you’re returning will go up or down after you return them.

•	You should consider whether or not you’re going to earn more shares and Bitcoin from iConsumer.

•	You should consider the number of shares and Bitcoin you have earned in total from iConsumer, not just for the time period covered by this offer.

•	You should consider the cost of finally transferring your Bitcoin, and then selling it.

•	You should consider the cost of transferring and selling the entire amount of iConsumer shares that you own.

•	You should consider the effect that iConsumer buying back its stock has on the price of remaining shares outstanding (reverse dilution).

•	You should consider that the cost to issue, transfer, and sell shares is typically unconnected with the number of shares. That is, it’ll probably cost the same to issue, transfer, and sell 100 shares as it will to issue, transfer, and sell 10,000 shares.

•	You should consider the time and effort it will take you to provide the information required to accept the offer, and whether the size of the check justifies that.

•	You should consider that buying the shares back harms the Company by reducing the money it has available to fund operations and market itself.

•	You should consider the effect that harming the Company has on your remaining ownership interest, if any.

Q:    If I do not accept the rescission offer, can I sell my shares?

A:    If you do not accept the rescission offer, you can sell the shares of preferred stock that were subject to the rescission offer without limitation as to the number or manner of sale; provided, however, that you will remain subject to any processes required to finalize the earning of those shares and instruct iConsumer to issue those shares to you.

Q:    How long do I have to accept the rescission offer?

A:   You have until _________, 2018 to accept. If you do nothing, you will be deemed to have rejected the rescission offer.

Q:   How do I accept the rescission offer?

A:    The process is substantially identical to the method by which you instruct iConsumer to finalize your earning of shares and to transfer those shares to the transfer agent. You will use a different button on our website (located next to the transfer button) and instead of transferring them to the transfer agent, we’ll send you a check if warranted. You must go through the same steps you would have had you finalized the award transaction by having us issue and transfer the shares.

You will visit your My Stats page. That page is https://www.iConsumer.com/html/mystats.cfm. On _______, 2018, we will send an email to all members who are eligible for the offer, and for whom we have a working email address. After ________, 2018, next to the “Transfer My Shares” button will be a button labeled “Rescind Award Transactions”. When you click that button, we will inform you exactly how many shares are subject to this offer and how many Bitcoin will need to be in your account. After you provide us with your full name, social security number, and mailing address we will inform you as to the amount of statutory interest you would receive if you accept the offer.

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As with instructing us to transfer your shares, finalizing the earning of your shares includes providing us with information, an executed subscription agreement, and the fee covering AML/KYC checks. You will also need to execute an election form.

Q:    Is there a process involved with accepting the rescission offer that is different than finalizing earning my shares and having them transferred?

A:    Not materially. You click a different button and fill out one additional form. Otherwise, the process is the same. The process of finalizing earning your accrued and awarded shares is for iConsumer to gather information and documents from you so that we can comply with the applicable laws and regulations, and appropriately document the award transaction. This includes having you execute a subscription agreement and our performing checks to ascertain your identity and ensure we comply with anti-money laundering and similar restrictions. We do these checks as part of accepting your subscription and finalizing your earning of shares. We charge you the $7.50 issuance and transfer for these checks and other associated costs each time when you instruct us to issue and transfer your shares.

Q:    The rescission offer is to reverse the entire award transaction – what does that mean?

A:    When you made a purchase at a participating retailer, you earned a bundle of rewards from iConsumer, an inextricably linked combination of our preferred stock and Bitcoin. The retailer has already offered you the opportunity to return your purchase, which, if exercised, automatically would have reversed the iConsumer award transaction. You are not required to return the goods you purchased to reverse the iConsumer award transaction. When you instruct us to reverse (rescind) the award transaction, we will reverse the bundle of awards, including any Bitcoin you may have earned and adjust your account appropriately. If you have transferred Bitcoin earned as part of an award transaction you wish to reverse out of iConsumer, you will need to transfer that Bitcoin back into iConsumer. We will not reverse only a part of an award transaction.

Q:    Can I accept the rescission offer in part?

A:    No. If you accept the rescission offer, then you must accept the rescission offer with respect to all of the stock and Bitcoin you’ve earned between February 14, 2018 and May 23, 2018 inclusive.

Q:    What happens if I do not elect to accept the rescission offer?

A:    You will be deemed to have rejected the offer. You may then, on your own timing, instruct us to finalize the earning of your shares and have us issue and transfer your shares.

Q:    Can I get my money back for the purchases I made from retailers during the period covered by the offer? What about products that I’ve returned, or may return in the future?

A:    Each retailer has their own policies regarding returns. Any purchases you have returned have already reversed any accrued or awarded shares and Bitcoin.

Q:    What remedies or rights do I have now that I will not have after the rescission offer?

A:    It is unclear whether or not you will have a right of rescission under federal securities laws after the rescission offer. If the shares issued in the rewards program were issued in violation of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), the remedy under Section 12(a)(1) of the Securities Act is rescission plus interest. Federal courts have ruled that a person who rejects or fails to accept a rescission offer is precluded from later seeking similar relief. Generally, the federal statute of limitations for noncompliance with the requirement to register securities under the Securities Act is one year from the date of the violation upon which the action to enforce liability is based.

We believe that your acceptance of the rescission offer will preclude you from later seeking similar relief. Regardless of whether you accept the rescission offer, we believe that any remedies you may have after the rescission offer expires would not be greater than an amount you would receive in the rescission offer.

Q:    Can I change my mind after I have submitted my signed election form?

A:    Yes. You can change your decision about accepting our rescission offer at any time before the expiration date. If you change your mind, please email us at rescission@iconsumer.com.

Q:    Who can help answer my questions?

A:    You can email Robert Grosshandler at iConsumer, at rescission@iConsumer.com, with questions about the rescission offer.

Q:    Where can I get more information about iConsumer?

A:    You can obtain more information about iConsumer from the filings we make from time to time with the Commission. These filings are available on the Commission’s website at www.sec.gov.

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SUMMARY

This summary highlights information contained elsewhere in this offering circular and does not contain all of the information you should consider in deciding whether to accept or reject the rescission offer. You should read this summary together with the more detailed information, including our financial statements and the related notes, elsewhere in this offering circular. You should carefully consider, among other things, the matters discussed in “Risk Factors.”

iConsumer Corp.

The company provides its members the opportunity to experience the ownership of two assets that members find challenging, without cost to the member: ownership in a company quoted on the over-the-counter market (iConsumer) and ownership of Bitcoin. To facilitate that, consumers are rewarded whenever they shop at participating retailers. The retailers pay iConsumer for this service, and iConsumer shares those payments with its customers as a rebate. The rebate is generally a bundle of iConsumer’s equity (RWRDP) and Bitcoin. iConsumer is focused on giving ordinary people the opportunity to experience being a shareholder in a quoted company, simply because they shopped. Our rewards platform enables consumers to earn shares in iConsumer, as well as earn Bitcoin, when they shop at over 1,800 participating retailers.

We generate commission revenue when customers shop at participating retailers. We share a portion that revenue with the customer in the form of Bitcoin. Customers can use our web site, our browser extensions, and our mobile apps to access retailers and earn rewards. Additionally, customers are incented to use iConsumer because, when we have a qualified offering, we reward customers for shopping with our equity.

The company was incorporated in Delaware in 2010 and began operations in 2015. Our principal executive offices are located at 73 Greentree Drive, #558, Dover, Delaware 19904, and our telephone number is (888) 546-7980. Our website is www.iConsumer.com. The information on our website is not part of this offering circular.

The Rescission Offer

Total Series A Non-Voting Preferred Stock subject to rescission offer:	604,808 shares

Total Series A Non-Voting Preferred Stock outstanding:	108,290,122 shares

Use of proceeds:	The company will not receive any proceeds from the rescission offer.

Details of the rescission offer will also be available at www.iconsumer.com/rescission_offer.

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RISK FACTORS

The Commission requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to the Rescission Offer

We may continue to have potential liability even after this rescission offer is made.

Under Commission rules, an issuer that is offering securities on a continuous basis under Rule 251 of Regulation A must amend its offering statement annually to update the financial information in the offering circular and to reflect any other changes to its disclosure. The company failed to amend its offering statement (Commission File No. 24-10480) that was re-qualified by the Commission on February 13, 2017 on a timely basis. As a result, that offering statement was no longer available for the company to make Stock Awards to members who made purchases after February 13, 2018 and through May 23, 2018. We permitted members to earn Stock Awards from February 14, 2018 until May 23, 2018. Stock Awards earned during that period may not have been exempt from the registration or qualification requirements under federal securities laws, may have been awarded in violation of federal securities laws and may be subject to rescission. In order to address these issues, we are making the rescission offer to all customers who earned Stock Awards from February 14, 2018 until May 23, 2018. However, the Securities Act does not provide that a rescission offer will extinguish a holder’s right to rescind the issuance of shares that were not registered or exempt from the registration requirements under the Securities Act. Consequently, should any recipients of our rescission offer reject the offer, expressly or impliedly, we may remain liable under the Securities Act for the purchase price of the shares that are subject to the rescission offer.

Your federal right of rescission may not survive if you affirmatively reject or fail to accept the rescission offer.

If you affirmatively reject or fail to accept the rescission offer, it is unclear whether or not you will have a right of rescission under federal securities laws after the expiration of the rescission offer. Federal courts have ruled that a person who rejects or fails to accept a rescission offer is precluded from later seeking similar relief.

We cannot predict whether the amounts you would receive in the rescission offer would be greater than the fair market value of our securities.

The amount you would receive in the rescission offer is fixed and is not tied to the fair market value of our preferred stock at the time the rescission offer closes. As a result, if you accept the rescission offer, you may receive less than the fair market value of the securities you would be tendering to us.

In order to accept this rescission offer, you will need to complete the subscription process and provide sensitive personal information.

Persons who accept the rescission offer will be required to execute the subscription agreement, which includes providing the company your name, address, and social security number.

There may a federal or state income tax consequence associated with accepting the rescission offer.

A member who accepts the rescission offer may be required to pay income tax on the amount received.

The value of Bitcoin subject to rescission may have gone up or down since its award.

The reversal of the award transaction means that if a member earned 1 BTC in that award transaction, the member will return 1 BTC to the company, whether the price of BTC has gone up or down since the award transaction date.

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Risks Related to the Company and its Business

The company has only recently commenced its planned principal operations.

iConsumer was formed in 2010 and recognized no significant revenues prior to 2016. In the first quarter of 2016, the company experienced positive results from its market testing. This testing was limited in scope and duration. After the positive testing results, the company reduced its marketing expenditures in anticipation of a first closing on its initial offering, which it did in December 2016. Throughout the balance of 2016, and until January 2017, its focus had been on preparing a marketing campaign, not member acquisition or revenue growth. Its preferred equity was first traded on the OTCQB market in March 2018. Accordingly, the company has a limited history upon which an evaluation of its performance and future prospects can be made. iConsumer’s current and proposed operations are subject to all the business risks associated with new enterprises. These include likely fluctuations in operating results as the company reacts to developments in its market, including purchasing patterns of shoppers and the reaction of existing competitors to iConsumer’s offerings and entry of new competitors into the market. iConsumer will only be able to pay dividends on any shares once its directors determine that it is financially able to do so.

The company depends on one source of revenue.

The company is completely dependent on online shopping. If this market were to cease to grow, or to decrease, for reasons that may include economic or technological reasons (including, for example, recessions or loss of confidence in online commerce due to hacking) the company may not succeed. The company’s current base of members is small compared to competitors, having begun post-testing operations in February 2017, and the company will only succeed if it can attract a significant number of members.

The company’s current customer base of retailers and advertisers (to whom it provides advertising and loyalty services) numbers approximately 1,900. The company will only succeed if these retailers choose to continue to do business with iConsumer. They may choose to stop doing business with the company for reasons in or out of the control of the company. There are no contractual requirements binding the retailer or advertiser to continue a relationship. Most of these retailers are primarily focused on the U.S. market.

The company is depending on the incentive of ownership in the company and Bitcoin to attract customers.

iConsumer is using the prospect of ownership in the company and the ability to share in its success as an incentive to use the company’s products. If potential consumers do not find this a compelling reason to use iConsumer as opposed to its competitors, the company will have fewer unique selling propositions to distinguish it from its competitors. This incentive requires that potential shareholders be able to ascertain the value of their ownership, which may be hard or impossible to do. The amount of the incentive is calculated based upon a consumer receiving ownership using the price per share specified in the offering statement in effect as of the date that consumer makes a purchase with a merchant via the company’s website. The company also relies on the incentive of being involved in the cryptocurrency world to attract customers. If that incentive does not work, the company is less likely to succeed.

The value of the ownership earned by consumers is a non-cash expense to the company.

This non-cash expense will depress earnings for the foreseeable future. This may affect the price future prospective shareholders are willing to pay for the stock. The company’s financial projections assume that there is a tax benefit to this non-cash expense. If that assumption is false, the company will have a larger tax liability than anticipated. The company is recording the cost of the incentive compensation at the last public price paid for its stock in its qualified offerings. If the market price of the company as quoted on a market (e.g. OTCQB) is different from that price, and if there is sufficient liquidity in that market, the company will need to use the market price to ascertain the value of the stock earned by members. If there is no price quoted publicly or in a prior offering, the company will need to use other valuation methodologies.

The company is challenged in raising capital.

Until the company is cash flow positive, it requires outside financing to meet its obligations, and to fund its growth. Raising such outside financing is extremely hard to do, and there is no certainty that the company will succeed in raising sufficient financing.

The company’s operations are reliant on technology licensed from a related company.

iConsumer’s operations are run on technology licensed from Outsourced Site Services, LLC (“OSS”), a company under common control, pursuant to an Amended and Restated License Agreement dated May 25, 2016 (the “License Agreement”), which is summarized under “Interest of Management and Others in Certain Transactions”. iConsumer pays OSS a license fee for the use of this technology, and it is the intention of Robert Grosshandler, who controls both companies, to reduce the fee over time, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Changes in the license fee will impact the company’s expenses and profitability. Since Mr. Grosshandler controls both companies, he will have the power to determine whether the company will continue to be able to rely on the OSS license, and the price (whether at market rate, or above or below market rate) it pays for the license.

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A related company provides operational and other services, which eventually the company will have to pay for at market rates.

The company’s personnel and other operational support such as web hosting, site maintenance, customer support, retailer support and marketing are currently provided by OSS, pursuant to the License Agreement, as described in “Interest of Management and Others in Certain Transactions”. The company will eventually have to pay its own personnel and perform these functions itself or outsource them to other providers. This may have the result of increasing the company’s expenses. The current arrangement also means that the financial results of the company in the current stage of operations are unlikely to be a good indicator of future performance.

The company depends on a small management team.

The company depends primarily on the skill and experience of three individuals, Robert Grosshandler, Kimberly Logan, and Sanford Schleicher. If the company is not able to call upon any of these people, for any reason, its operations and development could be harmed.

The company is controlled by its officers and directors.

Robert Grosshandler currently holds all of the company’s voting stock. Holders of the Series A Non-Voting Preferred Stock will not have the ability to control a vote by the shareholders or the board of directors.

Competitors may be able to call on more resources than the company.

While the company believes that its approach to online shopping is unique, it is not the only way to attract users. Additionally, existing or new competitors may replicate iConsumer’s business ideas (including the issuance of shares to users or blockchain-based reward points) and produce directly competing offerings. These competitors may be better capitalized than iConsumer, which might give them a significant advantage, for example, in surviving an economic downturn where shoppers pull back. Competitors may be able to use their greater resources to provide greater rebates or cashback to consumers, even to uneconomic levels that iConsumer cannot match.

There are logistical challenges involved in the management of large numbers of shareholders.

iConsumer’s business plan is based upon using share ownership as a way to attract online shoppers to its services, and the more it succeeds in doing so, the larger the number of shareholders it will have to manage. The need to address shareholder concerns with respect to recording of ownership, transfer and communications with shareholders may take up a disproportionate amount of management time and increase costs.

Our accountant has included a “going concern” note in its audit report.

We may not have enough funds to sustain the business until it becomes profitable. Even if we raise funds in offering that we conduct, we may not accurately anticipate how quickly we may use the funds and if these funds are sufficient to bring the business to profitability. Our ability to remain in business is reliant on either generating sufficient cash flows from operations, raising additional capital, or likely a combination of the two.

Rebate oriented customers are demanding and aggressive.

Companies that offer rebates on customer purchases attract customers who enjoy pushing the limits in order to maximize their rebates and stock compensation. This aggressive buying behavior can turn into fraudulent behavior against iConsumer or its partners. The company believes that it is the first established company to offer rebates in the form of Bitcoin. It is possible that customers drawn to this offer will be more or less aggressive than cash back customers. The company will need to manage this risk and behavior. Doing so may take up a disproportionate amount of management’s time. This behavior may have unknown financial exposure for iConsumer.

The transition to providing rebates in the form of Bitcoin may fail.

The company’s more than 51,000 members may find getting Bitcoin instead of cash unattractive and stop doing business with us. New prospective customers may find getting Bitcoin as a rebate an unattractive proposition, and not join. Customers may spend more or less than their historical averages, due to the transition to Bitcoin. The cost to market to potential customers may be uneconomical. There are no historical precedents to guide the company’s forecasting, making it more likely that our forecasts will be inaccurate.

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Using Bitcoin as compensation creates speculative risk to the company.

The company is required to purchase Bitcoin at prevailing market rates in order to satisfy its need to fulfill Bitcoin to customers.  As the markets for Bitcoin are new, thinly capitalized, and unregulated, the company is not able to foresee all of the risks the need to purchase Bitcoin might entail.  At a minimum, this need to participate in the cryptocurrency markets exposes the company to the extreme volatility in the market price of Bitcoin, plus the potential inability to purchase sufficient Bitcoin at any price.  While the company intends to use commercially reasonable means to mitigate those risks (including, but not limited to, engaging in hedging operations), it may lack the expertise, capital, or other elements necessary to successfully purchase Bitcoin to fulfill its obligations to customers.

Using Bitcoin as compensation creates speculative risk to the member.

The price of Bitcoin in the market may drop radically between the time the award to the member is calculated, and the time the member is able to transfer the Bitcoin from iConsumer into his or her account or wallet. The time between the award and the ability to transfer may be more than 75 days. The member bears that speculative risk.

The value of Bitcoin earned by a member may decrease between the date it is earned and the date at which it is transferred.

The price of Bitcoin in the market may drop radically between the time the award to the member is calculated, and the time the member is able to request a transfer of the Bitcoin from iConsumer into his or her account or wallet. The time between the award and the ability to transfer may be more than 75 days. The company anticipates transferring Bitcoin immediately upon request. However, there may be a delay between the request and the transfer. The member bears the risk of fluctuation between the time of the award and the time of the ultimate transfer to the member.

Accepting Bitcoin or Ether as payment for the company’s securities creates speculative risk to the company.

The price of Bitcoin or Ether in the market may drop radically between the time the prospective investor tenders and the time the company accepts the tender. The company must create processes and use hedging mechanisms to protect itself in this situation, and it may not do so successfully.

The ability of a member to return goods creates risk to the company.

A member could use the company’s rewards program to speculate in Bitcoin to the detriment of the company. For example, a member could purchase goods via the iConsumer portal. At the time of purchase, the member would know how much Bitcoin he or she would be entitled to. Prior to the period permissible for returning the goods purchased, the member could track the price of Bitcoin relative to the dollar and if the dollar value of Bitcoin drops significantly, the member could return the goods purchased and unwind the purchase transaction leaving the company vulnerable to the drop in price of Bitcoin if the company does not effectively hedge its Bitcoin exposure.

The company has no management with international experience.

The company may need to expand its marketing, investment efforts, and operations beyond North America. Current management has no experience in this area. It may need to hire employees, or retain contractors and advisors, with applicable experience. There is no assurance that such employees, contractors, or other resources, will be available and/or affordable at the point the company seeks such assistance.

Research and development for a blockchain-based reward points system have costs, timelines, regulatory hurdles, and outcomes that are uncertain.

The company is endeavoring to build a blockchain-based reward point system. To date, the company or its providers have expended approximately $50,000 to research and develop a reward points plan and to retain advisors with subject matter expertise. It has spent approximately $75,000 to develop and to deploy the technology and processes to reward, utilize, distribute, and track blockchain-based reward points, beginning with Bitcoin. It has not yet created a redemption method for the points, nor created the actual points themselves. The company currently plans to create an ERC-20 based point system, based on the Ethereum network. This choice is subject to change, either before the creation of the point reward system, or after. There are numerous issues associated with choosing the blockchain network. Among other risks, blockchain networks are in a high state of flux, have scaling issues, may have increased regulatory exposure, and adoption issues.

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The company has not yet written the smart contracts governing these points. Because it has not completed this development, audited the smart contracts, nor tested it with users, there is substantial risk that it may not complete the project, that it may be unable to design an attractive redemption method, that it may complete the project but the point system does not work, or that it may complete the project but customers are uninterested. There is the risk that the company may not raise sufficient funds to complete the project. Because of these uncertainties, the company is unable to forecast delivery of blockchain-based reward points system in the foreseeable future. The commercialization cost of a blockchain-based rewards system has several components. We estimate the development of the ERC-20 token (or similar) itself in its simplest form to cost between $50,000 and $100,000. The cost of testing the smart contract will vary depending on the final complexity of the token. We are estimating $25,000 - $100,000 for that phase. The deployment of our own token to users is fundamentally a clone of what has been built for Bitcoin and RWRDP. We expect that cost to be less than $25,000. As a result, we are estimating the total cost for commercializing our token to range from $100,000 - $225,000.

Because the point system is intended to be analogous to frequent flyer miles or credit card points, which the Commission has not previously characterized as securities, and the company does not intend to utilize these points as a fundraising vehicle, the company believes that, when completed, these points may not be deemed to be securities. However, there is substantial risk that our counsel or the Commission may deem such points to be securities, in which case they would be securities tokens. If so, there is the risk of the additional cost of compliance, reduced market acceptance, and the other risks associated with securities. If the company or the Commission determines that this as yet undelivered reward point system is a security, they would only be able to trade on markets or exchanges that are not yet up and running. If they are not a security, the company does not intend to seek a listing on a cryptocurrency exchange. All of these choices present risks of completion and liquidity for the company and its investors.

The estimates used to provide forecasts may not scale with additional marketing expenditures and could prove inaccurate.

In previous filings with the Commission, the company is forecasting cash flow break even status when it acquires 20,000 more shoppers who behave like the shoppers acquired in the first quarter of 2018. Those estimates are based on behaviors observed over a short period of time and may only be achieved if the assumptions they are based on are correct. There are many reasons why the assumptions could be inaccurate. That behavior may not be indicative of future performance. If the new customers behave differently than the customers acquired during the first quarter, it may take longer for the company to reach cash flow break even. It is possible that the company does not raise enough money in offerings that it is conducting to fund its continued operations.

The company used the following unaudited data (as of April 21, 2018) to estimate the number of new shoppers required to reach cash flow break even status:

Shoppers Acquired 1st Quarter	273
Total Net Cash Generated by New Shoppers 1st Quarter after Bitcoin Rebate	$2,837
Cash Cost of Acquisition	$1,365
Net Cash Generated Per New Shopper in 1st Quarter	$5.39
Net Cash Generated by Existing Shoppers 1st Quarter after Bitcoin Rebate	$17,085
Average Number of Days before Shopper Covered Acquisition Cost	35

Estimated Annual Net Cash Generated by New Shopper	$50
Estimated Number of Net New Shoppers	23,000
Estimated Cost to Acquire Net New Shopper	$45
Estimated Total Cost of Acquiring New Shoppers to Reach Cash Flow Break Even	$1,000,000

The company used the following assumptions in making its forecasts. The first quarter is a “slow” quarter. The company will require approximately $1,000,000 in cash annually (net of the cash required for member acquisition) to operate once it acquires 20,000 net additional shoppers. Net cash assumes that all revenues are collected. We assume we can acquire new members rapidly. Investors should take the assumptions into consideration when reading the estimates and consider whether they think they are reasonable.

Risks Related to the Company’s Securities

There is no current liquid market for the preferred stock. We may not continue to satisfy the requirements for quotation on the OTCQB market and, even if we do, an active market for the preferred stock may not develop.

Prior to December 1, 2017, there was no formal marketplace for the resale of the company’s preferred stock. Our preferred stock is quoted on the OTCQB over-the-counter market operated by OTC Markets Group Inc. under the symbol “RWRDP”. Even though our stock is quoted, that does not mean that there is or will be a liquid market for our equity. If we fail to continue to meet the requirements for quotation on OTCQB, the shares may be quoted on other tiers of the over-the-counter market to the extent any demand exists. Whether or not we’re quoted on a market, or listed on an exchange, investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral, or be able to hold the stock in a traditional brokerage account. Without a liquid market for the preferred stock, it may be impossible for shareholders to be able to value their stock, reducing or eliminating the value of the stock as an incentive. Even if we continue to satisfy the requirements of the OTCQB, it is not a stock exchange. As a result, there may be significantly less trading volume and analyst coverage of, and significantly less investor interest in, our preferred stock than there would be if the shares were listed on a stock exchange, which may lead to lower trading prices for our preferred stock.

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If we are successful in continuing to be quoted on a market, we will be considered a “penny stock”.

Among other consequences, this will make it harder, potentially impossible, for a liquid market in our securities to develop. Without a liquid market, it is harder, potentially impossible, for a shareholder to find a buyer for his, hers, or its securities at an acceptable price. For example, many institutional investors will not invest in the “penny stocks”. Many brokerage firms do not trade in penny stocks, or trade in stock quoted on the OTC markets.

If and when our quoted stock price goes down, members / shareholders may react negatively.

Many of the company’s shareholders are first time investors in a “public” company. Their reaction to a fluctuating stock quote is unknown. For example, they may choose to stop being customers or they may choose to air their grievances on social media platforms.

Alternative forms of investment and reward points may become popular.

Competitors, and potential competitors to the company, are rumored to be announcing cryptocurrencies that allow them to raise capital or compete in ways that the company may not be able to replicate. This increases the number of probable competitors to the company. For example, we are aware that the parent company of eBates, Rakuten, has announced that Rakuten points will be blockchain-based. The BAT token (basicattentiontoken.org), associated with the Brave browser, may also directly compete with us. Another token that may compete is LOYYAL. The increasing popularity of this fundraising mechanism is making qualified resources able to assist with the process hard to find, and if available, very expensive. There is no assurance that the company will be able to compete with these well-funded competitors.

Price risks associated with the rescission offer.

The price of the shares in the market may rise or fall because of this rescission offer. Should you reject the rescission offer, you will still need to instruct iConsumer to issue and transfer your shares. When and if you choose to sell those share, the price of those shares may be higher or lower than the price offered in the rescission offer.

Risks Related to Bitcoin

The fundamental value of Bitcoin is sensitive to subjective perception.

The value of Bitcoin can be based on its ease of use, the energy used to mine it, what it can be used to purchase, or its revolutionary technology, but there is no underlying value or institution supporting its value. This results in price volatility, which encourages speculative behavior. Speculative subscribers may hold Bitcoin instead of spending it, which makes the currency illiquid. Furthermore, any particular cryptocurrency may become worthless, which could result in an adverse effect on the company and members who receive Bitcoin.

A disruption of the Internet or the Bitcoin network could impair the value and the ability to transfer Bitcoin.

A significant disruption in Internet connectivity could disrupt the Bitcoin network, until the disruption is resolved, and could have an adverse effect on the value of Bitcoin. It is possible that such an attack could adversely affect the value of Bitcoin.

The price of Bitcoin and Ether assets are extremely volatile. Fluctuations in the price of Bitcoin could materially and adversely affect the company and the value of members’ rebates and rewards.

The prices of blockchain assets are significant uncertainties for the company and members. The price of Bitcoin and other cryptocurrencies such as Ether, Ripple, and Litecoin are subject to dramatic fluctuations. The company uses the Gemini digital asset exchange to set the price at which it awards Bitcoin. For example, the price of Bitcoin on the Gemini exchange on December 24, 2017 at 4 p.m. Eastern Standard Time (“EST”) was $13,586.76. The company purchased a futures contract on January 12, 2018. At that date, the futures contract reflected a market price of approximately $9,000.00. The 4 p.m. EST price of Bitcoin on March 5, 2018 on the Gemini exchange was $11,570.00. To further illustrate the volatility of Bitcoin and Ether, we have set forth in the table below the U.S. dollar prices quoted at 4p.m. EST on the Gemini exchange since September 1, 2017.

Date	Price of Bitcoin	Price of Ether
September 1, 2017	$4,855.44	$391.50
September 15, 2017	$3,690.00	$257.97
October 1, 2017	$4,298.25	—
October 15, 2017	$5,506.37	$329.00
November 1, 2017	$6,570.00	$297.50
November 15, 2017	$7,260.00	—
December 1, 2017	$10,717.48	—
December 15, 2017	$17,715.85	$688.90
January 1, 2018	$13,411.49	—
January 15, 2018	$13,700.00	$1,287.28
February 1, 2018	$9,099.99	$1,012.24
February 15, 2018	$10,081.89	$927.13
April 30, 2018	$9,307.30	$676.37
August 31, 2018	$7,021.81	$282.69

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The company is exposed to these fluctuations until such time as it pays a member in Bitcoin or accepts a subscriber’s subscription. The company anticipates holding an investor’s payment in its original form for about a week. If an investor chooses to pay in a cryptocurrency, the company bears the exchange rate risk between the date the cryptocurrency is tendered and the date the subscription agreement is countersigned by the company and cryptocurrency is exchanged for U.S. dollars. The longer it takes to complete the subscription diligence process, including collecting all information from an investor and performing anti-money laundering and OFAC checks, the longer the company is exposed to the fluctuations in the value of the cryptocurrency used by an investor to pay for his or her subscription

In addition to exchange rate risk, which is solely borne by the company, there is valuation risk. If the company does not accept a subscriber’s subscription, and returns the cryptocurrency tendered by the subscriber, that cryptocurrency may have lost value between the time it was tendered and the time it was returned. The potential investor bears that risk. For example, on Day 1, a potential subscriber tenders one BTC. On Day 1, one BTC has a market value of $8,000. On Day 7, prior to completion of the diligence process, the company rejects the subscription and returns the one BTC to the potential subscriber. If on Day 7 one BTC is valued at $7,000, the potential investor bears the fluctuation risk of that valuation change.

While the company intends to continue to use commercially reasonable means to mitigate its exposure to such fluctuations, several factors may affect price, including, but not limited to:

●	Global blockchain asset supply;

●	Global blockchain asset demand, which can be influenced by the growth of retailers’ and commercial businesses’ acceptance of blockchain assets like cryptocurrencies as payment for goods and services, the security of online blockchain asset exchanges and digital wallets that hold blockchain assets, the perception that the use and holding of blockchain assets is safe and secure, and the regulatory restrictions on their use;

●	Changes in the software, software requirements or hardware requirements underlying a blockchain network;

●	Changes in the rights, obligations, incentives, or rewards for the various participants in a blockchain network;

●	Currency exchange rates, including the rates at which Bitcoin and other cryptocurrencies such as Ether, which the company accepts as payment for subscriptions in its Regulation A Offering (as defined below), may be exchanged for fiat currencies;

●	Fiat currency withdrawal and deposit policies of blockchain asset exchanges and liquidity on such exchanges;

●	Interruptions in service from or failures of major blockchain asset exchanges;

●	Investment and trading activities of large investors, including private and registered funds, that may directly or indirectly invest in blockchain assets;

●	Monetary policies of governments, trade restrictions, currency devaluations and revaluations;

●	Regulatory measures, if any, that affect the use of blockchain assets;

●	The maintenance and development of the open-source software protocol of the Bitcoin or other cryptocurrency networks;

●	Global or regional political, economic or financial events and situations;

●	Expectations among blockchain participants that the value of blockchain assets will soon change; and

●	A decrease in the price of blockchain assets that may have a material adverse effect on the company’s financial condition and operating results.

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If someone gains access to a member’s login credentials to an iConsumer account, the account holder may lose the value of their account.

If someone gains access to or learns of a member’s login credentials or private keys, that person may be able to dispose of the member’s account and the member’s Bitcoin, and they may lose the entirety of their holdings.

Most holders of cryptocurrencies can only gain access to them by use of a private key. The loss of access to private keys may result in the permanent loss of access to an account and the value of the cryptocurrencies therein.

Bitcoin is stored in a digital wallet on the blockchain and is controllable only by the individual who controls the private key. If the private key is lost or destroyed an investor may be unable to access the Bitcoin held in the digital wallet, which may result in permanent loss of funds. In addition, if the private key becomes known to a third party, it may result in misappropriation and therefore permanent loss of funds. Internet errors related to cyber malfunction of the wallet where the Bitcoin is held could also result in its loss.

While securities accounts at U.S. brokerage firms are often insured by the Securities Investor Protection Corporation (SIPC) and bank accounts at U.S. banks are often insured by the Federal Deposit Insurance Corporation (FDIC), Bitcoin held in a digital wallet currently does not have similar protections.

Unlike bank accounts, credit unions or accounts at other financial institutions that provide certain safety guarantees, such as insurance, to depositors, coins and tokens held in digital wallets on a blockchain are currently uninsured. In the event of loss or loss of utility value there is no public insurer or private insurance to offer recourse to the injured holder.

Cryptocurrency markets are subject to market manipulations and schemes that may decrease the value of Bitcoin.

There is a risk of market manipulation, such as the spreading of false and misleading information about Bitcoin to affect its price. Rumors about Bitcoin may be spread in a variety of ways, including on websites, press releases, email spam, posts on social media, online bulletin boards, and chat rooms. The false or misleading rumors may be negative and could result in a decrease in the value of Bitcoin.

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RESCISSION OFFER

Background

Under Commission rules, an issuer that is offering securities on a continuous basis under Rule 251 of Regulation A must amend its offering statement annually to update the financial information in the offering circular and to reflect any other changes to its disclosure. The company failed to amend its offering statement (Commission File No. 24-10480) that was re-qualified by the Commission on February 13, 2017 on a timely basis. As a result, that offering statement was no longer available for the company to make Stock Awards to members who made purchases after February 13, 2018 and through May 23, 2018. We permitted members to earn Stock Awards from February 14, 2018 until May 23, 2018. Stock Awards accrued during that period may not have been exempt from the registration or qualification requirements under federal securities laws, may have been accrued in violation of federal securities laws and may be subject to rescission. In order to address this issue, we are making this rescission offer to all customers who earned Stock Awards from February 14, 2018 until May 23, 2018 inclusive, whether or not they subsequently transferred or sold those shares.

Rescission Offer and Price

As of September 18, 2018, we are making the rescission offer to 2,035 persons who had award transactions during that period. If our rescission offer is accepted by all offerees, we could be required to make an aggregate payment to the holders of these shares of up to $60,000, which includes estimated statutory interest.  We believe this amount represents our aggregate exposure under federal securities laws. We expect to use a portion of the net proceeds from our primary offering, in addition to the return of the awarded Bitcoin, to fund the costs of the rescission offer (See “Management Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources).

The rescission offer is open until ___ p.m. CST on ________, 2018.

The company is offering to rescind the entire award transaction on behalf of members who made purchases through iConsumer, including the Bitcoin earned by the member. Members will not be able to rescind only the stock portion of the accrual. If the member received multiple rewards during the covered period, the member must accept the offer for all rewards. For a member eligible to participate in the rescission offer to accept the rescission offer, we must first establish the member’s eligibility for issuance of shares under the Stock Award program. That means the member must:

•	provide name, address, and social security number as part of executing a subscription agreement, and

•	needs to have complied with our terms and conditions generally, and specifically, those terms and conditions associated with the issuance and transfer of stock awards.

We will be conducting KYC due diligence on members who participate in this rescission offer. As a participant in the rescission offer, you are required to complete and sign the electronic election form that will be sent to those who qualify for the rescission offer. If you accept the rescission offer, then you must accept the rescission offer with respect to all of the shares you earned from February 13, 2018 through May 23, 2018.

If you complete those steps (or completed those steps prior to this offer becoming effective and subsequently complete and sign the electronic election form), we will repurchase the shares accrued and/or awarded to your account that are subject to the rescission offer at the price of $0.09 per share (the price in effect as of February 13, 2018), plus interest at the current statutory rate per year, from the date they were accrued and deliverable (purchase transaction date plus 90 days) through the date the rescission offer expires.

Federal law does not provide a specific interest rate to be used in the calculation of the consideration to be received in connection with the repurchases of securities by an issuer in a rescission offer. We intend to use the legal rates of interest for the repurchase of shares based on the state in which a member resides on the date that the member completed or completes the award transaction. If your state of residence has changed since you completed the award transaction, the applicable interest rate will be the legal rate of interest for your current state of residence. These interest rates are as follows:

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State	Interest Rate	State	Interest Rate
Alabama	6%	Nebraska	6%
Alaska	8%	Nevada	7%
Arizona	10%	New Hampshire	10%
Arkansas	6%	New Jersey	0.50%
California	7%	New Mexico	8.75%
Colorado	8%	New York*	7.5%
Connecticut	8%	North Carolina	8%
Delaware	7.5%	North Dakota	6%
Florida	6.09%	Ohio	8%
Georgia	7%	Oklahoma	6%
Hawaii	10%	Oregon	9%
Idaho	7.375%	Pennsylvania	6%
Illinois	10%	Puerto Rico	4.25%
Indiana	8%	Rhode Island	12%
Iowa	5%	South Carolina	8.75%
Kansas	6.5%	South Dakota	1% per month
Kentucky	8%	Tennessee	10%
Louisiana	5%	Texas	6%
Maine	4.76%	Utah	12%
Maryland	10%	Vermont	12%
Massachusetts	6%	Virginia	6%
Michigan	6%	Washington	8%
Minnesota	6%	Washington, D.C.	6%
Mississippi	8%	West Virginia	9%
Missouri	8%	Wisconsin	5%
Montana	10%	Wyoming	6%

* New York law does not provide a specific interest rate. For purposes of the rescission offer, we are applying the rate of interest of Delaware (our principal place of business).

We will deduct the Bitcoin earned from the rescinded award transactions from the member’s account. Should the member no longer have sufficient Bitcoin in their account to cover the reversal of the award transaction, the member has until the expiration of the rescission offer to transfer sufficient Bitcoin to iConsumer. If there is insufficient Bitcoin in the member’s account at the expiration of the rescission offer, the offer will be deemed to be rejected. The member may transfer Bitcoin to iConsumer at any time while the rescission offer is open. To transfer Bitcoin to iConsumer, the member should email rescission@iconsumer.com to request the address of iConsumer’s Bitcoin wallet and a unique transaction identifier. The member is responsible for successfully transferring Bitcoin to iConsumer. The member can confirm the successful transfer by visiting https://www.iConsumer.com/html/mystats.cfm, after logging in.

The member bears the risk that the value of the Bitcoin they transferred out from their iConsumer account is different than the value of the Bitcoin they transfer back to iConsumer.

Acceptance

The company will inform affected members by email twice, once within seven days of the qualification of the rescission offer, and once half way through the offer period. It will use the last known good email address as recorded by the member on iConsumer’s records. iConsumer will ignore any email preferences or membership preferences in informing qualified members of this offer.

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The email will direct them to a page on the iConsumer website – https://www.iConsumer.com/rescission_offer.cfm. On this page will be an outline of the offer, the details specific to that member (e.g. number of shares affected), a link to this document, and a link to https://www.iConsumer.com/html/mystats.cfm, where there will be a button to initiate the acceptance of the rescission offer. That acceptance process will be a duplicate of the process used to initiate the issuance and transfer of earned shares, with four differences. First, the end result will be the issuance of a check to the member, rather than issuance and transfer of shares. Second, the entire award transaction will be reversed. Third, the member will need to execute a form specific to his or her agreement with the rescission offer. Finally, a statement will be issued informing the member that there may be Federal or State income tax consequences as a result of accepting the rescission offer, along with a 1099 if appropriate.

The issuance and transfer process fully completes the awarding of shares, includes the gathering of information, such as name, address, and social security number, appropriate KYC and AML checks, payment of fees, and the execution of a subscription agreement.

As with the issuance and transfer process, if the member fails to complete any step, the process will be suspended until the member completes that step. If the rescission process is suspended because the member failed to complete a step, the company will inform the member by email of the suspension of the process one day prior to the expiration of the rescission offer.

We will deliver the cash representing the repurchase price for the shares in U.S. dollars by check sent via U.S. mail.

The company is offering to rescind the entire award transaction or transactions, when those award transactions were based on rewarding a member for completing a purchase through the company on a partner’s site. The offer of stock and Bitcoin was a bundle, with the number of shares offered inextricably linked to and predicated upon the number of Bitcoin offered to incent a purchase transaction, and the amount of Bitcoin offered linked to and predicated upon the number of shares offered. One was not offered without the other.

The reversal of the Bitcoin portion of an award transaction will benefit the company. It will partially offset the cost of buying back a member’s stock. The amount of that offset will depend on the price of Bitcoin on the last day of the rescission offer. The benefit to the company is not correlated to the price of Bitcoin when the Bitcoin was earned.

The member is returning the same number of Bitcoin as was earned. The value of that Bitcoin may have gone up or down between the date it was earned and the date it is returned.

By way of example, if a member earned one Bitcoin on February 13, 2018, transferred that Bitcoin to his or her wallet or account on May 13, 2018 (the earliest possible date to transfer out Bitcoin earned on February 13, 2018), and sold that Bitcoin for U.S. dollars on the same day, the member received approximately $8,625.92 (the Gemini exchange closing price at 3 p.m. CST on that day). If the member purchased one Bitcoin for U.S. dollars on August 31, 2018, in order to transfer that Bitcoin to iConsumer, he or she would have spent approximately $7,021.81. The member would have economically benefitted in the amount of $1,603.40.

Details of the rescission offer will also be available at www.iconsumer.com/rescission_offer.

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Rejection or Failure to Affirmatively Accept

If you fail to accept, or if you elect to reject the rescission offer, you will still be entitled to receive the shares subject to the Stock Award, and associated Bitcoin. In such an instance, you may request a transfer of the Stock Award shares and Bitcoin and must complete a subscription agreement and provide us with information about your identity to complete the subscription process if you have not previously done so in connection with other Stock Awards. Each transfer is subject to a fee.

Solicitation

We have not retained, nor do we intend to retain, any person to make solicitations or recommendations to you in connection with the rescission offer.

Neither we nor our officers and directors make any recommendations with respect to the rescission offer. Members covered by the rescission offer are urged to read this Offering Circular carefully and to make an independent evaluation with respect to its terms when it is available.

Effect of Rescission Offer

Our making the rescission offer may not terminate a purchaser’s right to rescind a sale of securities that was not registered or qualified under the Securities Act or applicable state securities laws and was not otherwise exempt from registration or qualification. If a court were to impose a greater remedy, our exposure as a result of the rescission offer could be higher.

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THE COMPANY’S BUSINESS

Overview

The company was founded in 2010 and began operations in 2015. Since founding, it has not undergone any reorganization or acquisitions. Prior to 2016, the company had negligible revenues. In 2016, the company began offering consumers the opportunity to learn about the stock market by becoming shareholders in a publicly quoted company. They receive rebates from shopping in the form of equity (Series A Non-Voting Preferred shares) in the company, in addition to other forms of incentives, including cash rebates, and, beginning in December 2017, Bitcoin.

In order to have a platform that could comply with U.S. securities regulations, the company filed an offering statement with the Commission under Regulation A. That offering statement was first qualified in September 2016 and the company began an offering under Regulation A.  As of December 31, 2016, it had closed on investments from 19 individuals, representing $147,525 of invested capital.  It also had committed, but unreceived investments of $7,000. This offering was a continuous offering and remained open as of December 31, 2016.

In February 2017 the company raised the price per share in the offering from $0.045 to $0.09. The company’s offering statement was requalified by the Commission on February 13, 2017. Under Commission rules, an issuer that is offering securities on a continuous basis under Rule 251 of Regulation A must amend its offering statement annually to update the financial information in the offering circular and to reflect any other changes to its disclosure. The company failed to amend its offering statement on a timely basis. As of December 31, 2017, it had closed on cash investments in that offering from 188 individuals, representing $174,866 of invested capital since the inception of the offering. From May 2017 until February 13, 2018, the company did not issue any shares under the offering statement. As of June 13, 2018, the Commission qualified the company’s offering statement covering the awarding of shares to members.

As of December 31, 2016, the company had 12,804 members. As of December 31, 2017, the company had 49,989 members.

The company applied to the Financial Industry Regulatory Authority (“FINRA”) to obtain a ticker symbol in January 2017 so that the company’s Series A Non-Voting Preferred shares could be traded on a market. In December 2017 FINRA issued the company the ticker symbol RWRDP. In March 2018 the first trading of RWRDP occurred on the OTCQB market.

Principal Products and Services

The company provides its members the opportunity to experience the ownership of two assets that members find challenging, without cost to the member: ownership in a company quoted on the over-the-counter market (iConsumer) and ownership of Bitcoin. The company generates revenue by providing an online shopping portal where the company’s members can shop at over 1,800 participating retailers worldwide. The retailers pay the company commissions and advertising fees in exchange for members’ shopping. In turn, the company rebates a portion of its revenues to its members in the form of equity, cash back, and Bitcoin. In 2016 and 2017, revenue from advertising was negligible.

The company launched its online shopping services to the general public on June 19, 2015. From that date until December 23, 2017, it offered rebates in the form of its equity and cash. On December 23, 2017, the company transitioned from offering cash rebates to offering Bitcoin rebates.

The Incentive Program

The company provides its members the opportunity to experience the ownership of two assets that members find challenging, without cost to the member: ownership in a company quoted on the over-the-counter market (iConsumer) and ownership of Bitcoin. To facilitate that, consumers are incented to utilize the services of iConsumer to earn rebates and save money via coupons and “deals” whenever they shop at participating retailers. The retailers pay iConsumer for this service, and iConsumer shares those payments with its customers as a rebate.

The incentive is delivered as a bundle consisting of two components. Consumers receive a portion in the equity of iConsumer – RWRDP – and a portion in Bitcoin. At some point in the future, if the company successfully builds a blockchain-based reward points system, Bitcoin may be supplemented or replaced by the company’s own point system. The company will only issue shares (“no-fee shares”) to members after the Offering Statement is qualified by the Commission, such Offering Statement remains qualified, and upon each member’s execution of a subscription agreement, as well as their compliance with other requirements as set out in the company’s terms of service. The rebate percentage (typically the rebate is a percentage of the purchase amount) is displayed to the user on iConsumer’s site, in its apps, or as a banner on the retailer’s site prior to the user making a purchase.

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The rebate percentage varies from retailer to retailer and is set by iConsumer. iConsumer may vary the rebate percentage frequently.

The rebates that are to be delivered as equity are calculated as a percentage of the purchase price, if possible. The price used for this calculation is the price of the stock as set forth in the offering statement that is qualified as of the date of purchase. That price is displayed in the footer of most pages of the iConsumer website. iConsumer may vary the number of shares earned per purchase at its sole discretion.

The rebates that are to be delivered as Bitcoin are typically calculated as a percentage of the purchase price. The price of Bitcoin at 4 p.m. EST price on the Gemini Exchange on the date of the purchase transaction is used to calculate the exchange rate between the currency of the purchase transaction and Bitcoin. For purchase transactions that aren’t reversed (typically due to returns), the company offers the customer the ability to request a transfer of the earned Bitcoin approximately 75 days after the purchase transaction date.

The consumer thus knows the percentages (or fixed “special rate”) of the rebates to be received, prior to making a purchase.

The company purchases futures contracts to cover those future needs and to protect from cryptocurrency volatility, in addition to purchasing Bitcoin. The company currently holds less than one month’s anticipated demand for Bitcoin in a wallet or in an account on an exchange. As its redemption experience grows, it may hold more or less Bitcoin in a crypto wallet on in an account on an exchange.

The security of the exchange-based account is a feature of the exchange. Where the Bitcoin is held in iConsumer’s wallet, that wallet is kept on a computer that is not publicly accessible, or in cold storage in a hardware wallet like a Nano. The wallet technology is provided by a third party. The state of wallet technology is rapidly changing, and we expect to change wallet providers as technology improves. For security reasons, we are not disclosing the vendors of the products and services we employ to transact in and store cryptocurrencies.

The company has been using Bitcoin for rewards since December 23, 2017. In January 2018, the company purchased a 90-day futures contract for slightly more than the amount of Bitcoin that it expected it would owe to members through April 30, 2018. On March 5, 2018, the company acquired .12841849 BTC on an exchange, net of fees, and transferred that into a wallet. In April 2018 the company acquired an additional .23 BTC. Subsequently, the company has gained sufficient experience with the rate of Bitcoin redemption by its members to forecast Bitcoin demand. The company believes it currently holds either Bitcoin or a futures contract for Bitcoin, sufficient to meet anticipated redemption needs through September 30, 2018. Should it have underestimated redemption demand, it will need to purchase additional Bitcoin in the market at market prices. Market price has generally fallen over the last six months.

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Until such time as a customer requests, and the company completes, a transfer of Bitcoin to the customer’s wallet or exchange account, ownership of the Bitcoin does not pass to the customer. The company does not allocate a specific purchase of Bitcoin to a specific customer. The company’s Bitcoin is an asset of the company and may be used for any purpose it deems appropriate.

The company intends to keep Bitcoin purchases at a minimum to reduce security concerns. It will continue to use futures contracts to protect against upward price movements of Bitcoin.

In February 2018 the company introduced a Bitcoin-based incentive for members to refer new members. The incentive has two components. First, a fixed amount of Bitcoin is awarded upon the shopping activity of the recruited member. Second, the referring member earns Bitcoin equal to 5% of the referred member’s earned Bitcoin from shopping, for as long as the referring and referred members remains active on the iConsumer platform (by making purchases through iConsumer’s platform). Like all incentives the company offers, these terms may be changed or withdrawn at any time, in the company’s sole discretion, prospectively.

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An example from a retailer’s site.

The consumer is able to see a ledger recapping purchase amounts, Bitcoin rebate, and stock earned amounts.

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Current examples of both of these incentives after qualification of the Offering Statement (incentives change frequently) are as follows:

Jody learns about iConsumer from her friend George. When Jody becomes an iConsumer member and makes her first purchase from a participating retailer, iConsumer awards her 100 shares of equity, subject to the existence of a qualified offering statement for the shares. When she makes her first purchase from a participating retailer (in any amount), iConsumer rewards George with $5 in Bitcoin.

Jody makes a $100 purchase at jet.com via iConsumer because she knows she’ll accrue $2 in Bitcoin and 22.22 iConsumer shares (assuming a qualified offering statement is on file with the Commission).

After approximately 75 days have passed (to allow for returns), Jody may instruct iConsumer to transfer her Bitcoin to a cryptocurrency wallet or exchange account. Upon her request, the execution of the appropriate subscription agreement, confirmation that Jody has complied with iConsumer’s terms and conditions, and assuming a qualified offering statement is on file with the Commission, her accrued shares will be issued and transferred to the transfer agent’s books in about a month.

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From time to time the company may offer or withdraw additional incentives for George to recruit Jody. As of April 20, 2018, the recruitment incentive is called “5% for life.” When George recruits Jody, and Jody makes a qualifying purchase, George earns $5 in Bitcoin. The amount of Bitcoin that represents is calculated as of the date Jody makes her first purchase. Subsequently, whenever Jody makes a qualifying purchase that earns Jody Bitcoin, George is credited in Bitcoin with 5% of the amount of Bitcoin Jody is awarded. George is able to request the transfer of the Bitcoin so earned when Jody is able to request the transfer (as outlined above) of her Bitcoin earnings. Under the current program, George does not earn a reward or payment of any type for members referred by Jody.

Upon George’s request, his accrued shares will be issued, assuming a qualified offering statement is on file with the Commission.

On December 29, 2016, iConsumer issued and transferred shares to over 1,600 shareholders due to their shopping and referral activity.

In April 2017, iConsumer issued and transferred 1,199,428 shares to 1,640 shareholders due to their shopping and referral activity.

Market

The company’s target market encompasses all online shoppers, with the initial target being those shoppers located in the United States. With the transition from cash rebates to Bitcoin rebates, the company expanded its potential market worldwide. While the company has no direct competitors, the company’s indirect competitors include companies that offer cash back or frequent flyer miles or points as incentives for their shopping behavior. Those indirect competitors estimate that they have nearly 100 million global users, and those shoppers located in the United States are the initial target of the company’s marketing efforts.

The company uses social media, PR, display and other forms of paid and unpaid advertising to attract new members to its site. The initial marketing strategy includes “influencers” such as bloggers, writers, and other outlets reachable through social media and public relations. After establishing this beachhead, the company intends to use its own members to spread the word about the advantages of the company’s offering.

A further source of potential customers is the people who have expressed interest in the company’s offering of shares through its offering under Regulation A.

Competition

The company’s indirect competitors include eBates, Shopathome, RetailMeNot, MyPoints, CouponCabin, Brads Deals, swagbucks, and Mainstreetshares. iConsumer offers the same ability to save money shopping by offering coupons but differentiates itself by additionally offering its members the ability to earn ownership in the company through the acquisition of shares, as well as Bitcoin rebates. This further incentivizes members to prefer iConsumer’s offering and to encourage their friends to do the same.

Participating Merchants

Through an agreement with OSS, an affiliated company, iConsumer represents over 1,800 retailers, providing Bitcoin and equity back and coupon-based savings to consumers when they shop at these retailers. OSS personnel are responsible for attracting and maintaining those relationships. iConsumer pays OSS a fee based on revenues for this service. OSS provides similar services to iGive.com Holdings, LLC, an affiliated company.

Research and Development

The company is licensing technology developed by its affiliate OSS and has begun to make expenditures on research and development for a blockchain-based reward point system.

Employees

The company has no directly paid employees. Its management and operations are provided by the affiliated company OSS, as described in “Interest of Management and Others in Certain Transactions.”

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Intellectual Property

iConsumer has a copyright in its web site, applications, and other computer software. It has received trademark registrations for iConsumer, the logo, and related marks. The technology upon which the company is relying for its operations is owned by OSS and licensed to iConsumer.

Litigation

The company is not involved in any litigation.

THE COMPANY’S PROPERTY

The company does not own any real estate or significant real assets. The company owns, to the extent permitted by law and end-user agreements, the data generated by its members, and about its members. The cost of creating this data is reflected as expenses in the company’s financial statements. The value of these assets is not reflected in the financial statements.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Unless otherwise indicated, latest results discussed below are as of June 30, 2018. The financial statements included in this filing as of and for the six months ended June 30, 2018 are unaudited, and may not include year-end adjustments necessary to make those financial statements comparable to audited results, although in the opinion of management all adjustments necessary to make interim statements of operations not misleading have been included.

The company is in an early stage of development.

The company earns revenues through offering advertising to audience members on its website, its member-focused emails, alerts and notifications in its apps, and primarily through agreements with vendors for web traffic and sales referred through the iConsumer.com website and apps (commission revenue). The company recognizes revenue from its customers (online retailers) only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the services have been provided, and collectability is assured. In accordance with FASB ASC 606, the Company is an agent for its customers, and as such has no unfulfilled performance obligations to its customers at the time it recognizes revenue. Ninety-five percent of its revenues come from national, broad line online retailers, and cannot be disaggregated. Five percent of the Company’s revenues come from customers that sell travel and their revenue may be subject to different macro-economic forces. Non-commission revenues from advertising were negligible in 2017 and 2018.

Beginning in June 2015, the company began to earn commission revenue by directing its audience to participating retailers. Measurable revenue from operations began in January 2016. The company’s revenues varied significantly each month during 2016 and 2017 as it refined its marketing and promotional offers. The Company’s revenues stabilized in January 2018 as it completed testing of its various offers. Results in 2018 may not therefore be clearly comparable to results in 2017.

In August 2016 the company engaged a full-service marketing agency to prepare a launch of the brand in anticipation of qualification of the offering statement for its initial Regulation A offering before the start of the Christmas holiday shopping season. Deliverables from this engagement included new branding, site redesign, and marketing collateral.

Starting in the third quarter of 2016 and continuing throughout 2017 and 2018, the company launched improved generations of its mobile apps for Apple IOS and Android. It also launched updated versions of the iConsumer Button for Chrome, Safari, Firefox, Internet Explorer, and Microsoft Edge. Regular releases of the apps and the Button have occurred since that time. These technologies are provided under the license agreement with OSS, outlined more fully below.

In September 2016 the company’s Regulation A offering, described below under “Liquidity and Capital Resources,” was qualified by the Commission. It began issuing and transferring shares of its Series A Non-Voting Preferred Stock to its customers and selling equity for cash.

During the first quarter of 2017, the company increased the offering price of the Series A Non-Voting Preferred Stock to $0.09 per share. The company officially announced that it was leaving its “beta testing” phase in February and commenced full operating mode. The company began advertising heavily to build its membership base, and its base of potential cash investors.

During the second quarter of 2017, the company continued to advertise heavily. By the end of the period, the company had grown from approximately 13,000 members at the beginning of February 2017, to over 40,000 members.

The company filed a Form 1-Z to notify the closing of the Regulation A offering in May 2017, to comply with the instructions of FINRA, in order to commence the process of applying for quotation of its Series A Non-Voting Preferred Stock on the OTCQB market. That 1-Z filing was later withdrawn. At the time of the filing, the company had approximately 2,600 shareholders and had raised approximately $162,000 from cash investors.

The company launched an offering of convertible debt under Rule 506(c) of Regulation D promulgated under the Securities Act in September 2017. As of June 30, 2018, the company had raised $164,000 in that offering. See “—Liquidity and Capital Resources.”

The company filed a new 1-A offering statement for its second Regulation A offering on January 29, 2018. The offering price for its Series A Non-Voting Preferred Stock changed to $0.15 per share under this filing. On June 13, 2018 the Commission qualified the company’s offering statement. On June 14, the company began awarding shares again.

On February 13, 2018 the previously qualified offering that allowed the company to offer and issue shares expired. On June 8, 2018 the company filed an offering statement to make a rescission offer under Regulation A, offering to rescind the bundle of shares and Bitcoin awarded to members between February 13, 2018 and May 24, 2018.

The company’s revenues were negatively impacted during May 2018 and June 2018 by its inability to offer its equity as a reward. Subsequent to June, the company’s revenues returned to their pre May 24, 2018 levels.

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The company completed its testing of widely varying member incentives in January 2018. The primary factors affecting gross income (revenue) are the number of users of the company’s services (members), the amount each member spends, and the commission rates paid by participating retailers. By adjusting the percentage of the gross income and/or equity shared with the member in the form of rebates, the company can affect the amount of gross income earned. Generally, the higher the percentage shared with the member, the more likely a member will make a purchase transaction that generates revenue.

On December 23, 2017, the company transitioned from providing rebates in the form of cash to providing rebates in the form of Bitcoin. This transition introduced potential cash flow issues, as the company seeks to reduce the speculative risk (similar to foreign currency risk) associated with Bitcoin by acquiring sufficient Bitcoin (or hedging the risk in the futures markets) at the time it’s earned by a member as a result of a purchase. This purchase typically occurs prior to the company being paid for its services. Should the company’s cash reserves be insufficient to acquire or hedge its Bitcoin requirements, the company is exposed to substantial speculative risk.

In order to support quotation on the OTCQB market, on January 12, 2018 the company amended the liquidation preference for the Series A Non-Voting Preferred Stock by consent of the holders of a majority of the Common Stock and Series A Non-Voting Preferred Stock. The amendment reaffirmed that shareholders of record as of January 12, 2018 had a liquidation preference equal to the Original Issue Price of their shares and that subsequent holders of the stock will not have a liquidation preference. Additionally, the amended language eliminated the liquidation preference for shareholders who acquire their shares subsequent to January 12, 2018.

FINRA issued the Company a ticker symbol, which the Company subsequently had changed to RWRDP (ReWaRDPreferred). FINRA rules require a deposit of the Company’s stock into a brokerage account to finalize the process of quotation. A shareholder successfully deposited his stock into a brokerage account within the time frame set forth by FINRA. Trading in RWRDP then commenced on the OTCQB market in March 2018.

Trading in RWRDP has been light and sporadic. During the first half of 2018, the stock traded between $0.03 and $1.05 per share.

In May 2018 in recognition that the Company needed additional funding to expand operations, and with the prospects of that funding not occurring before September, the Company reduced its marketing expenses.

Gross profit is gross revenue less the direct costs of that revenue (i.e. rebates). Rebates have cash and non-cash components. The non-cash component reflects the estimated fair value, as reflected in the most current offering circular filed with the Commission, of the preferred stock to be transferred to the member as the earned rebate. The cash component represents the cost to buy Bitcoin on the Gemini exchange on the transaction date when the Bitcoin rebate was earned. The company focuses on the cash component of its gross margin as the best indicator of results.

The amount spent per member on marketing is likely to be larger in relation to the number of members in the earlier days of operations, decreasing as the number of members grows.

The technology used by iConsumer to operate its website is licensed from OSS, where it has been used for 20 years for the operations of iGive, a business that caters to online shoppers who are interested in helping non-profits. iConsumer receives services from OSS, which include hosting, servers, support, internet connectivity, and interconnections with retailers. OSS also provides marketing, management, and accounting services. OSS also employs and compensates Robert Grosshandler, Kimberly Logan, and Sanford Schleicher, all of whom are key to the company’s successful operation.

These services are provided pursuant to the License Agreement. The provisions of the License Agreement with OSS will significantly affect the company’s financial results. Under the License Agreement, the company currently pays 20% of its gross revenue to OSS. The License Agreement provides that in the event the company wishes to assume responsibility for the support services provided by OSS, it can do so upon at least six months’ notice. In that event, the company will pay 5% of its gross revenues to OSS, which would likely change the company’s gross margins and profitability. In the event the company decides to provide for itself the support services provided by OSS, the company’s gross margins and profitability are likely to change, and the current results of operations may not be indicative of what they would be if the company provided for its own support services.

Both iGive and OSS are 100% owned by Robert Grosshandler.

Results of Operations

Six Months ended June 30, 2018 Compared to Six Months ended June 30, 2017

Revenues for the six months ended June 30, 2018 were $73,738, a decrease from revenues of $211,266 in the same period in 2017, reflecting the effects of reducing the incentive paid as a percentage of sales. Reducing the percentage reduces the incentive for users to shop. Revenues were primarily composed of commissions from merchants.

The company’s revenues were negatively affected during the time period (May 24, 2018 through June 13, 2018) in which it was not offering or accruing shares as a reward for audience members making purchases.

A portion of the company’s expenses were in the form of preferred stock, a non-cash item. The stock was valued at $0.045 per share for stock earned through February 11, 2017, $0.09 per share through June 13, 2018, and $0.15 per share thereafter. The value reflects the price paid by third party purchasers in the Regulation A offerings. The preferred stock is quoted as RWRDP on the OTCQB market and has traded sporadically between $0.03 per share and $1.05 per share between March 3, 2018 and June 30, 2018.

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A portion of the company’s expenses were in the form of Bitcoin, a cryptocurrency. Bitcoin is valued as of the day the expense is incurred, based upon the closing price for that day on the Gemini Bitcoin Exchange.

The company’s cost of revenues for the six months ended June 30, 2018 amounted to $116,377, compared to $348,324 in the same period in 2017. Cost of revenues for the first six months of 2018 included $87,293 in preferred stock, down from $161,225 from the same period in 2017. Cash back was replaced by Bitcoin in 2018. Bitcoin back rebates were $29,083 during the first six months of 2018, down from $187,098 in cash back rebates from the same period in 2017. Gross profit increased $94,419 over the same period in 2017. For the six months ended June 30, 2018 gross profit was ($42,639), compared to ($137,057) for the same period in 2017.

Operating expenses decreased to $152,880 for the first six months of 2018, from $452,075 in the same period in 2017. The primary components of operating expenses were as follows:

•	Marketing expense decreased to $37,590 from $343,231, reflecting the company’s cessation of market testing. The member stock awards included as a marketing expense – a non-cash item (primarily rewards for joining and referring other shoppers) — were $16,905, down from $241,849 in the same period in 2017. The advertising and promotion expense was $20,684, down from $101,383 in 2017. Marketing expense did not include expenses related to the company’s offering under Regulation A. Expenses related to the offering were capitalized to prepaid expenses and will be charged against shareholders’ equity when the offering is closed.

•	Fees to OSS were $14,748 in the first six months of 2018, a decrease from fees of $42,141 in the same period in 2017. This reflected the reduction in gross income. This affiliated company (owned by Mr. Grosshandler) provides most of the services needed to operate iConsumer. Most specifically, the overheads of creating member-oriented marketing campaigns and the overhead of managing the network of 1,800 retailers are borne by OSS. Additionally, all of the costs of developing and operating the technology are the responsibility of OSS. In accordance with the agreement with OSS, the expense is calculated as 20% of gross revenues. If iConsumer was not using OSS to provide these services, the results of its operations might be significantly different.

•	Accounting, legal, and professional fees for the first six months of 2018 were $72,958, compared to $47,747 for the same period in 2017.

As a result of the foregoing factors, the company reduced its net loss to $196,256 for the first six months of 2018, from its net loss of $589,132 for the same period in 2017.

Year ended December 31, 2017 Compared to year ended December 31, 2016

Revenues for the year ended December 31, 2017 were $416,435, a decrease from revenues of $480,216 in the same period in 2016, reflecting the effects of reducing the cash back incentive paid as a percentage of sales. Reducing the percentage reduces the incentive for users to shop. Revenues were primarily composed of commissions from merchants.

A portion of the company’s expenses were in the form of preferred stock, a non-cash item. The stock was valued at $0.045 per share for stock earned through February 11, 2017, and $0.09 per share thereafter. The value reflects the price paid by third party purchasers in the Regulation A offering.

A portion of the company’s expenses were in the form of Bitcoin, a cryptocurrency. Bitcoin is valued as of the day the expense is incurred, based upon the closing price for that day on the Gemini Bitcoin Exchange.

The company’s cost of revenues for 2017 amounted to $666,526, compared to $620,469 in 2016. Cost of revenues for 2017 included $315,210 in preferred stock, up from $237,129 in 2016, and $1,391 in Bitcoin.

Operating expenses increased to $879,660 for 2017, from $540,893 in 2016. The primary components of operating expenses were as follows:

•	Marketing expense increased to $652,300 from $412,372, reflecting the company’s increased operations. The member stock awards included as a marketing expense – a non-cash item (primarily rewards for joining and referring other shoppers) — were $450,492, up from $315,806 in 2016. The Advertising and Promotion expense was $201,808, up from $96,566 in 2016. Marketing expense did not include expenses related to the company’s offering under Regulation A. Expenses related to the offering were capitalized to prepaid expenses and will be charged against shareholders’ equity when the offering is closed.
•	Fees to OSS were $83,287 in 2017, a decrease from fees of $95,835 in 2016. This reflected the reduction in gross income. This affiliated company (owned by Mr. Grosshandler) provides most of the services needed to operate iConsumer. More specifically, the overheads of creating member-oriented marketing campaigns and the overhead of managing the network of 1,800 retailers are borne by OSS. Additionally, all of the costs of developing and operating the technology are the responsibility of OSS. In accordance with the agreement with OSS, the expense is calculated as 20% of gross revenues. If iConsumer was not using OSS to provide these services, the results of its operations might be significantly different.

•	Legal fees for 2017 were $43,227, compared to $18,059 in 2016, primarily as a result of the increased regulatory burden as a result of a full year of being a Regulation A filer and the need to alter the liquidation preference in the company’s Certifications of Designations for its Series A Non-Voting Preferred Stock.
•	Accounting fees were $29,174 in 2017, compared to $6,500 in 2016.

As a result of the foregoing factors, the company recorded a net loss of $1,129,751 in 2017, compared to a net loss of $681,147 in 2016.

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Liquidity and Capital Resources

As of the date of this Offering Circular, iConsumer has a low level of liquid assets. To date, the company has been completely dependent on the proceeds from an offering of equities under Regulation A, support from affiliated companies and private placements of convertible debt securities to execute its plan of operations. In September 2016, the company commenced its first offering under Regulation A. It offered up to $2,000,000 of its Series A Non-Voting Preferred Stock at a price of $0.045 per share, subsequently raising the price to $0.09 per share. The company received $20,341 in cash from the sale of its preferred securities in the Regulation A offering in 2017, including $7,000 in cash that was a receivable at the end of 2016, and a net of $135,889 in cash from the sale of its preferred securities in 2016 (after $11,636 in offering costs). On June 13, 2018, the Company commenced a new offering under Regulation A (the “Regulation A Offering”). It is offering up to $15,000,000 of its Series A Non-Voting Preferred Stock at a price of $0.15 per share. As of June 30, 2018 the Company had received $10,601 in investments under the Regulation A Offering. In September 2017, the company commenced a private placement under Rule 506(c) of Regulation D of up to $2,000,000 aggregate principal amount of 8% Convertible Promissory Notes due 2020, convertible into shares of its Series A Non-Voting Preferred Stock, at the holder’s option, at a price of $0.075 per share. As of June 30, 2018, the company had raised net proceeds of $164,000 in that offering. The company has no debt, other than the Convertible Promissory Notes, outside of its obligations to remit earned cash back to members when due, and no obligations to make any capital expenditures. The company has no bank lines or other financing arranged. The Company believes it is holding sufficient Bitcoin in its own cryptowallet to meet near term demand. The Company will be completely dependent on the net proceeds from the Regulation A Offering, the convertible note offering and support from affiliated companies.

As of October 18, 2018, the company anticipates that if all persons entitled to accept this rescission offer were to do so, it would be required to make cash payments of approximately $60,000, including interest, and less the value of Bitcoin returned. The company is reliant upon the sale of stock in its current primary offering to fund the amount of the obligation. To the extent that company is required to use operating capital to fund the cash payments, the company’s operations will be negatively affected, potentially significantly. It may have to forego payments to vendors, reduce marketing expenditures, or otherwise restructure.

Trend Information

The company is reliant on the economic trends affecting online shopping in the United States. With the addition of Bitcoin-based rebates, the company is increasingly subject to worldwide economic trends affecting online shopping. The migration of retail shopping from physical locations to the internet continues and is expected to continue into the foreseeable future. The company believes that this trend is positively affecting its growth.

Amazon continues to enjoy a significant share of that online retail growth. The company has a relationship with Amazon, but the revenues from that relationship are negligible. Should the company succeed in increasing the share of its revenues from Amazon, the company would have increased customer concentration risk.

Retailers that rely primarily on physical locations are under significant economic pressure. Many of them are going through or will go through bankruptcy proceedings. The company has relationships with some of those retailers. The company will be negatively affected to a greater or lesser degree by retailer defaults. Mitigating that trend is the fact that their customers are migrating to companies with which the company already does business.

The credit risk associated with retailer bankruptcies is mitigated in two ways. First, the company’s service providers monitor those risks and seek deposits and advance payments from retailers they deem risky. Second, the company does not owe rebates to its members unless the revenues those rebates are calculated upon are received.

The company utilizes online advertising to attract new members. Online advertising continues to grow as a percentage of the advertising market. The cost of the company’s advertising is subject to change, both up and down, depending on the state of the advertising market.

The addition of Bitcoin-based rebates subjects the company to advertising risks. Many advertising outlets do not allow advertisements promoting Bitcoin or other cryptocurrencies. This will limit the company’s advertising options and may result in higher advertising costs.

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Consumers’ internet use, and especially mobile internet use, continues to grow. The company believes this increase can result in more member growth. Navigating the transition from desktop to mobile internet use presents challenges for the company. The company utilizes technology partners that continue to invest heavily in platforms that are intended to make the company’s offerings attractive to existing members and prospective members who use the internet from mobile devices.

The cost and difficulty of hiring or retaining qualified employees continues to increase. While the company does not have any direct employees, it is dependent on its service partners’ abilities to attract and retain employees. The company believes that its ability to operate virtually will help to mitigate the increased employee challenge.

The company’s ability to raise money is affected by the stock market, and in particular, the acceptance of companies using Regulation A as amended under the 2012 JOBS Act.

The alternative markets (e.g. OTC) continue to revise their standards for quotation. Those revisions may make it harder or more expensive for the company to obtain or maintain a market for its securities.

The competition has begun to utilize alternative advertising mechanisms. Last holiday shopping season, Retailmenot (whose acquisition was announced in the first quarter of 2017) advertised in retail malls. eBates appeared to utilize TV advertising to a greater extent than observed in prior years.

The adoption of new mobile wireless technologies such as 4G and soon, 5G, continue to make mobile usage of the company’s offerings more likely.

Alternative blockchain-based competitors are beginning to appear in non-U.S. markets. The company expects blockchain-based competitors, including eBates, to enter the U.S. market at some point.

31

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The company’s officers and directors are as follows. All are occupied full-time on the company’s business and are employed by an affiliate of the company as described in “The Company’s Business – Employees.” The company does not currently employ any “significant employees” as defined by the Commission.

Name	Position	Age	Term of office
Executive officers
Robert N. Grosshandler	President	62	Indefinitely from December 2010
Sanford David Schleicher	Chief Technology Officer	50	Indefinitely from April 2015
Director
Robert Grosshandler		62	Since December 2010

Robert N. Grosshandler, President

Robert Grosshandler has been President of the company since its inception. In 1997, he founded iGive.com, a company that helps consumers raise money for charities by shopping online. He founded iGive and has acted as CEO of iGive from that date to the present. iGive today helps 350,000 consumers contribute to 35,000 charities. He is also founder and CEO of OSS. Between 1976 and 1981 Mr. Grosshandler participated in real estate and industrial workouts. In 1981, he co-founded The SOFTA Group, Inc., which grew to 160 employees when it was sold in 1993. In 1995 he founded and sold a company to a West Coast integrated circuit manufacturer.

Sanford Schleicher, Chief Technology Officer

Mr. Schleicher is Chief Technology Officer, which position he has held since April 2015 and in that capacity he oversees engineering, production and development. From 2009 to the present date he was the Chief Technology Officer of iGive and OSS. As CTO, he is responsible for all technology R&D as well as platform operations. Prior to joining iGive.com, Mr. Schleicher was Director of Engineering of Onebox Solutions, and before that Director of Research and Development of Call Sciences which he joined in early 2001, when Call Sciences purchased Vocal Link, a company Mr. Schleicher co-founded in 1997. Prior to Vocal Link, he worked at Quantra Corporation. Previous professional experience includes Baxter Healthcare Inc. and Price Waterhouse. Mr. Schleicher holds an Engineering Degree in Computer Science from the University of Illinois in Champaign/Urbana.

32

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

iConsumer has not yet paid or agreed to pay its officers or directors. Currently, Mr. Grosshandler and Mr. Schleicher are compensated by OSS and their services are provided to iConsumer under the License Agreement. See “Interest of Management and Others in Certain Transactions.”

In the future the company will have to pay its officers, directors and other employees, which will impact the company’s financial condition and results of operations, as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The company may choose to establish an equity compensation plan for its management and other employees in the future.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of December 31, 2017, the securities of the company that are owned by executive officers and directors, and other persons holding more than 10% of the company’s voting securities or having the right to acquire those securities.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	Robert N. Grosshandler 2724 Simpson Street Evanston, IL 60201	100,000,000 direct ownership	N/A	100%
Series A Non-Voting Preferred Stock	Robert N. Grosshandler 2724 Simpson Street Evanston, IL 60201	39,000,000 direct ownership; Mr. Grosshandler disclaims beneficial ownership of shares held by family members	N/A	36.4%
Series A Non-Voting Preferred Stock	Sanford D. Schleicher 2724 Simpson Street Evanston, IL 60201	12,000,000 direct ownership; 4,000,000 Dehne Trust #1 beneficial ownership; 4,000,000 Dehne Trust #2 beneficial ownership	N/A	18.6%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Software License and Services Agreement with Outsourced Site Services

The technology used by iConsumer to operate its website is licensed from OSS, where it has been used in one form or another since 1997 for the operations of iGive, a business that caters to online shoppers who are interested in helping non-profits. iConsumer receives services from OSS, which include hosting, servers, support, internet connectivity, and interconnections with retailers. OSS also provides marketing, management, and accounting services. OSS also employs Robert Grosshandler and Sanford Schleicher.

These services are provided pursuant to an Amended and Restated Software License and Services Agreement dated May 25, 2016, between OSS and the company (the “License Agreement”). Under the License Agreement, the company pays 20% of its gross revenue to OSS. The License Agreement provides that in the event the company wishes to assume responsibility for the support services provided by OSS, it can do so upon at least six months’ notice. In that event, the company will pay 5% of its gross revenues to OSS.

Both iGive and OSS are 100% owned by Robert Grosshandler.

33

DESCRIPTION OF CAPITAL STOCK

iConsumer’s authorized capital stock consists of 150,000,000 shares of common stock, $0.001 par value per share, and 300,000,000 shares of preferred stock, $0.001 par value per share, 250,000,000 of which preferred stock have been designated Series A Non-Voting Preferred Stock. As of December 31, 2017 there were 100,000,000 shares of iConsumer’s common stock outstanding, held by one stockholder of record, and 107,282,913 shares of Series A Non-Voting Preferred Stock outstanding, held by 2,607 stockholders of record. The company’s board of directors is authorized, without stockholder approval, to issue additional shares of capital stock.

The following description summarizes the most important terms of the company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of the company’s amended and restated certificate of incorporation, bylaws and the Certificate of Designations for the Series A Non-Voting Preferred Stock, copies of which have been filed with the Commission as Exhibits 2.1, 2.2 and 3.1 to the Offering Statement of which this Offering Circular is a part. For a complete description of iConsumer’s capital stock, you should refer to the amended and restated certificate of incorporation and bylaws, to the Certificate of Designations and to the applicable provisions of Delaware law.

Series A Non-Voting Preferred Stock

Dividend Rights

Series A Non-Voting Preferred Stock will receive dividends, in preference to the holders of common stock and any other capital stock, when and as dividends may be declared from time to time by the board of directors out of legally available funds. While any shares of Series A Non-Voting Preferred Stock are outstanding, no dividends can be paid or declared, and no distribution can be made, until all accrued and unpaid dividends have been paid or declared and set apart.

Voting Rights

The Series A Non-Voting Preferred Stock have no voting rights except as required under law.

Right to Receive Liquidation Distributions

In the event of iConsumer’s liquidation, dissolution or winding up, holders of its Series A Non-Voting Preferred Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the company’s debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock. Shares of Series A Non-Voting Preferred Stock issued prior to January 12, 2018 have a liquidation preference equal to the original issue price of such shares if, at the time of liquidation, those shares are still held by the shareholder of record as of January 12, 2018. Any holders of shares earned through the reward program who were recorded on the company’s share register as of that date are considered holders of record, which includes members who earned and were issued shares prior to January 12, 2018. Any shares transferred by a shareholder who held shares as of that date will no longer have a liquidation preference.

Rights and Preferences

The Series A Non-Voting Preferred Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the Series A Non-Voting Preferred Stock.

Common Stock

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of iConsumer’s common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this rescission offer or in the foreseeable future.

Voting Rights

Each holder of iConsumer’s common stock is entitled to ten votes for each share on all matters submitted to a vote of the stockholders, including the election of directors. The company’s stockholders do not have cumulative voting rights in the election of directors.

34

Right to Receive Liquidation Distributions

In the event of iConsumer’s liquidation, dissolution or winding up, holders of its common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the company’s debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of iConsumer’s common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the company’s common stock. The rights, preferences and privileges of the holders of the company’s common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of the company’s Series A Non-Voting Preferred Stock and any additional classes of preferred stock that the company may designate in the future.

Transfer Agent and Registrar

The company has appointed Issuer Direct as its transfer agent.

35

FINANCIAL STATEMENTS

iCONSUMER CORP.

FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2017 AND DECEMBER 31, 2016

F-1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

iConsumer Corp.

Evanston, Illinois

Report on the Financial Statements

We have audited the accompanying financial statements of iConsumer Corp., which comprise the balance sheets as of December 31, 2017 and 2016, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free for material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risk of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of iConsumer Corp., as of December 31, 2017 and 2016, and the results of its operations and cash flows for the years then ended in accordance with accounting principles generally accepted in the United States.

F-2

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has not generated significant revenues or profits since inception, and has sustained net losses of $1,129,751 and $681,147 for the years ended December 31, 2017 and 2016, respectively. Those conditions raise substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

/s/ Wipfli LLP

Wipfli LLP

April 25, 2018

Minneapolis, MN

F-3

iConsumer Corp.

BALANCE SHEETS

December 31, 2017 and December 31, 2016

	2017	2016
ASSETS
Current Assets
Accounts Receivable	16,323	0
Due from Escrow Agents	2,544	53,025
Investor Funds Receivable	0	7,000
Prepaid Expenses	13,167	0
Total Current Assets	32,034	60,025
TOTAL ASSETS	32,034	60,025
LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	10,498	5,541
Checks Written in Excess of Cash	43,595	20,469
Member Bitcoin Payable	1,391	0
Member Cash Back Payable	178,824	153,713
Total Current Liabilities	234,307	179,723
Non-Current Liabilities
Convertible Notes Payable, Net	107,793	0
Due to Related Parties	225,351	102,212
Total Non-Current Liabilities	333,144	102,212
Total Liabilities	567,451	281,935
Stockholders’ Equity (Deficit)
Paid in Capital	1,125,811	310,953
Retained Earnings (Deficit)	-1,868,511	-738,760
Common Stock 150,000,000 authorized, $0.001 par, 100,000,000 issued and outstanding at December 31, 2017 & 2016	100,000	100,000
Series A Non-Voting Preferred Stock 250,000,000 authorized, $0.001 par, 107,282,913 and 105,896,831 issued & outstanding at December 31, 2017 & 2016	107,283	105,897
Total Stockholders’ Equity (Deficit)	-535,417	-221,910
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)	32,034	60,025

See Accompanying Notes to Financial Statements.

F-4

iConsumer Corp.

STATEMENTS OF OPERATIONS

For Years Ended December 31, 2017 and December 31, 2016

	2017	2016
Revenues:
Commissions from Merchants	410,941	479,176
Miscellaneous Income	5,495	1,040
Total Income	416,435	480,216
Cost of Revenue
Member Bitcoin Back Rebate	1,391	0
Member Cash Back Rebate	349,925	383,341
Member Stock Back Rebate	315,210	237,129
Total Cost of Revenue	666,526	620,469
Gross Profit (Loss)	-250,090	-140,254
Operating Expenses
Accounting	29,174	6,500
Bank Service Charges	924	3,565
Interest Expense	9,877	0
Legal Fees	43,227	18,059
Marketing
Member Stock Awards	450,492	315,806
Advertising & Promotion	201,808	96,566
Membership Expenses	3,223	4,562
Miscellaneous Expenses	193	0
OSS Service Fee	83,287	95,835
Other Professional Fees	27,000	0
Stock Issuance Fees	30,455	0
Total Operating Expenses	879,660	540,893
Net Loss	-1,129,751	-681,147

See Accompanying Notes to Financial Statements.

F-5

iConsumer Corp.

STATEMENTS OF CASH FLOWS

For Years Ended December 31, 2017 and December 31, 2016

	2017	2016
OPERATING ACTIVITIES
Net Loss	-1,129,751	-681,147
Adjustments to reconcile Net Loss
to net cash provided by operations:
Shares Earned by Members	765,702	373,024
Non-Cash Interest Expense	6,156
Changes in Operating Assets & Liabilities
Receivables	-16,323	0
Accounts Payable	4,956	5,541
Prepaid Expenses	-13,167	0
Member Cash Back Payable	25,111	152,776
Member Bitcoin Back Payable	1,391	0
Net cash provided by Operating Activities	-355,925	-149,806
FINANCING ACTIVITIES
Proceeds from Issuance of Convertible Notes Payable	154,721	0
Decrease in Receivable from Escrow Agency	50,481
Investor Funds Receivable	7,000	-53,025
Checks Written in Excess of Cash	23,126	20,469
Increase in Due to Related Party	123,140	46,435
Payment of Deferred Financing Costs	-22,884
Proceeds from Issuance of Preferred Stock	20,341	135,889
Net cash provided by Financing Activities	355,925	149,768
Net cash increase (decrease) for period	0	-37
Cash at beginning of period	0	37
Cash at end of period	0	0

See Accompanying Notes to Financial Statements.

F-6

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For Years Ended December 31, 2017 and December 31, 2016

					Additional
	Common Stock		Preferred Stock		Paid-In		Total
	Number of	Amount	Number of	Amount	Capital	Accumulated	Stockholder’s
	Shares	Par .001	Shares	Par .001	(Deficit)	Deficit	Equity (Deficit)

Balance at December 31, 2015 (Audited)	100,000,000	$100,000	100,000,000	$100,000	$(200,000)	$(57,614)	$(57,614)
Stock Distributed to Investors			3,433,889	$3,434	$139,455		$142,889
Stock Distributed to Members			2,462,942	$2,463	$(2,463)		$-
Stock Earned by Members					$373,961		$373,961
Net Loss						$(681,147)	$(681,147)
Balance at December 31, 2016 (Audited)	100,000,000	$100,000	105,896,831	$105,897	$310,953	$(738,761)	$(221,910)
Stock Distributed to Investors			192,682	$193	$20,149		$20,341
Stock Distributed to Members			1,193,401	$1,193	$(1,193)		$-
Stock Earned by Members					$765,702		$765,702
Recognition of Beneficial Conversion Feature Related to Convertible Notes					$30,200		$30,200
Net Loss						$(1,129,751)	$(1,129,751)
Balance at December 31, 2017 (Audited)	100,000,000	$100,000	107,282,913	$107,283	$1,125,811	$(1,868,511)	$(535,417)

See Accompanying Notes to Financial Statements.

F-7

iConsumer Corp.

NOTES TO THE FINANCIAL STATEMENTS

For the Years Ended December 31, 2017 and 2016

NOTE 1: NATURE OF OPERATIONS

iConsumer Corp. (the “Company”), is a corporation organized December 16, 2010 under the laws of Delaware.   The Company was formed to provide money saving services to consumers through a website that is designed to be searchable and discoverable by Google.  On June 19, 2015 it began “test the waters” operations to determine product and service viability for a new service aimed at providing consumers cash back rebates based upon their shopping at participating retailers.  As of December 31, 2015, it had not generated significant revenue.

Measurable revenue from operations began in January 2016. The Company’s revenues varied significantly each month during 2016 as it refined its marketing and promotional offers. In the years preceding the commencement of its principal operations, the Company actively provided the service of directing web traffic to iGive.com, primarily aimed at Google and other search engines.

Through June 19th, 2015, the Company’s activities consisted of formation activities and preparations to raise additional capital as described in Note 6.  These activities continued through 2015. In 2016, the Company’s offering statement was qualified by the SEC under Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the Company became fully operational.

The Company’s Regulation A offering statement was re-qualified by the SEC in February 2017, reflecting the change of the stock price from $0.045 per share to $0.09 per share. To comply with FINRA’s instructions, the Company filed a Form 1-Z to notify the closing the Regulation A offering in May 2017. FINRA required this in order for the Company to commence the process of applying for quotation of its Series A Non-Voting Preferred Stock on the OTCQB market. That 1-Z filing was later withdrawn. Under SEC rules, an issuer that is offering securities on a continuous basis under Rule 251 of Regulation A must amend its offering statement annually to update the financial information in the offering circular and to reflect any other changes to its disclosure. The Company failed to amend its offering statement (SEC File No. 24-10480) that was re-qualified by the SEC on February 13, 2017 on a timely basis. From May 2017 until February 13, 2018, the Company did not issue any shares under the offering statement.

The Company received a ticker symbol from FINRA in December 2017. The Company made application to The Depository Trust Corporation (DTC) in January to facilitate the electronic transfer of its stock. The first trade of RWRDP occurred in March 2018. The Company’s stock is highly illiquid, and likely to remain so for the foreseeable future.

The Company is dependent upon additional capital resources for the continuation of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure additional funding to fully operationalize the Company’s planned operations.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP) and Article 8 of Regulation S-X of the rules and regulations of the Securities and Exchange Commission (SEC).

The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

F-8

Cash Equivalents

Cash equivalents can include time deposits, Bitcoin, certificate of deposits, and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability based on past credit history with clients and other factors. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance and current economic conditions.  There are no allowances for doubtful accounts established as of December 31, 2017 or December 31, 2016.

Property and Equipment

The Company has a policy to capitalize expenditures with useful lives in excess of one year and costs exceeding $1,000. No property or equipment has been recorded as of December 31, 2017 or December 31, 2016.

Concentrations of Credit Risks

The Company’s financial instruments that are exposed to concentrations of credit risk consist of its cash and counter-party risk associated with the hedging of Bitcoin using futures. The Company will place its cash and cash equivalents other than Bitcoin with financial institutions of high credit worthiness and has a policy to not carry a balance in excess of FDIC insurance limits. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds or with whom it has deposits, and as such, it believes that any associated credit risk exposures are limited. The Company utilizes the Chicago Board Options Exchange and the Chicago Mercantile Exchange to hedge Bitcoin exposure. Those exchanges manage counter-party risk as part of their futures contracts.

Concentration of Customer Risk

The Company is exposed to concentration of customer risk. In 2017, it had two customers (retailers) that represented over 50% of its revenues. These retailers offer goods or services that are easily resold by members. These retailers may choose to prohibit the resale of their goods or services. The Company has no control over that decision. Should these retailers choose to prohibit those sales, the Company would be significantly negatively impacted.

Concentration of Customer Credit Risk

The Company is exposed to concentration of customer credit risk. In 2017, it had two customers (retailers) that represented over 50% of its revenues. Should those retailers not pay the Company, the Company would be significantly negatively impacted. The impact of non-payment would be mitigated as the Company is not obligated to provide rebates to customers if the Company does not get paid.

Concentration of Member (User) Risk

The Company is exposed to concentration of member risk. It had one member whose purchases generated approximately 16% of the Company’s revenues. It had five members who generated approximately 36% of the Company’s revenues. Should those members stop shopping at stores via iConsumer, the Company would be significantly negatively impacted.

F-9

Revenue Recognition

The Company earns revenues through commissions, royalties, and advertising on its website and intends to earn revenues through agreements with vendors for web traffic and sales referred through the iConsumer.com website. The Company recognizes revenue in accordance with FASB ASC 605, Revenue Recognition, only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the services have been provided, and collectability is assured.  Significant revenues began being recognized beginning in the year ended December 31, 2016 and have continued through December 31, 2017.

Beginning with financial statements issued after January 1, 2018, the Company will need to recognize revenue in accordance with FASB ASC 606. The Company has not finalized its analysis but currently believes that the adoption of the new accounting rules will not have a material impact on its financial statements. As a public business entity as defined by FASB, we are required to disclose revenue disaggregated according to the timing of transfer of goods or services. We are required to provide qualitative information about how economic factors affect our revenue and cash flows. We will need to disclose certain details about contracts, including performance obligations. We will need to disclose judgments made in evaluating revenue.

ASC 606 – Revenue Disaggregation, Performance Obligations, and Significant Judgments

The Company primarily receives revenue from 1,800 U.S.-based online retailers in exchange for the Company assisting those retailers in making sales to the retailers’ customers and prospective customers located primarily in the United States. Generally, the retailer has agreed to pay the Company a commission when an iConsumer member (a user) makes a purchase at the retailer. If the retailer has agreed to pay the Company for advertising services, the retailer will owe the Company money once the user has been shown the retailer’s advertisement. The Company is responsible for advertising the availability of the retailers’ offerings and facilitating the navigation of the user to the retailers. The retailer is solely responsible for executing sales to its customers. The retailer is responsible for reporting that purchase or other commissionable activity, and the pertinent details of that purchase, including transaction price and commission amount, to the Company, almost exclusively after the retailer has shipped goods or provided the service. The Company recognizes that revenue on the date the purchase was made, or the advertisement was shown. Payment is generally due and received within 90 days after the transaction occurs. If a user returns the goods or service, the retailer has the right to reverse the transaction. The Company believes there is no significant disaggregation possible by industry, geography, or timing. A downturn or upturn in the economy will generally affect all customers equally. User returns, if they occur, are generally recognized in the same accounting period as they were originally recognized. The Company closes its books approximately 45 days after the period end, which allows it to capture those returns. In the Company’s judgment, there is no material time-based obligation or variable consideration remaining after the close of its books and subsequent financial statement reports.

Cost of Revenue

For 2016, the Company’s targeted cash back was 80% of revenue. As part of its marketing efforts, the Company frequently varied from that target. The difference from that target was recorded and presented as a marketing expense. During 2017, the Company did not frequently vary from its target of 80% cash back. The Company has adjusted its recognition of cash rebates retroactively to reflect 100% of cash back awards as cost of revenues. The Company adjusted its recognition of stock back rebates to reflect 100% of the value of those rebates earned directly as the result of a purchase to be Cost of Revenue.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A - “Expenses of Offering” with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs are charged to stockholder’s equity upon the completion of the offering. The Company ceased making sales under its offering statement discussed in Note 6. It anticipates engaging in another equity offering in 2018.

F-10

Income Taxes

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates that are expected to be effective when the benefits from the deferred tax assets are realized. At December 31, 2017, and December 31, 2016, the Company had deferred tax assets of approximately $392,000 and $300,000 respectively, related to net operating loss carryforwards (NOL). At December 31, 2017 the Company has not reflected any change in the deferred tax assets from prior periods. Due to the uncertainty as to the Company’s ability to generate sufficient taxable income in the future and utilize the NOL’s before they expire, the Company has recorded a valuation allowance to reduce the net deferred tax asset to zero. The effective tax rate is different from the expected federal tax rate due to the valuation allowance and state income taxes.

The Company reviews tax positions taken to determine if it is more likely than not that the position would be sustained upon examination resulting in an uncertain tax position. The Company did not have any material unrecognized tax benefit as of December 31, 2017 or December 31, 2016. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense. During the years ended December 31, 2017 and December 31, 2016 the Company recognized no interest or penalties.

The Company is required to file U.S. federal tax returns. The U.S. federal tax returns were not filed for the Company for the years 2010-2014, in violation of IRS regulations and federal statutes. The Company filed the returns for each of the years 2010-2014 during July 2015. The Company also filed its return for 2015. As each year incurred a net operating loss, no taxes were due when the returns were filed. However, $100 late filing penalties were assessed and paid for each year, other than 2015. The Company believes it is in compliance after filing these returns. The Company has filed its 2016 tax returns. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject. The Company has filed for an extension to file U.S. federal tax returns for 2017.

Stock Distributable to Members

In January of 2017 the Company began to estimate and recognize the difference between the shares earned by and due to members that likely will be issued and transferred in the current year and shares earned that will likely be issued and transferred in a future period. Beginning in June of 2017 the Company clarified to members that a member may be charged a fee for such issuance and transfer. As of December 31, 2017, no member has been charged a fee.

As of May 11, 2017, the Company ceased issuing and transferring shares, because it filed a Form 1-Z to notify the closing of its offering, as required by FINRA, so that FINRA would issue the Company a ticker symbol. The Company subsequently withdrew the Form 1-Z. The offering statement remained qualified until February 13, 2018. Under SEC rules, an issuer that is offering securities on a continuous basis under Rule 251 of Regulation A must amend its offering statement annually to update the financial information in the offering circular and to reflect any other changes to its disclosure. The Company failed to amend its offering statement on a timely basis. The Company has begun offering members who earned stock awards prior to February 13, 2018 the opportunity to have their shares issued and transferred. No shares have been issued or transferred since May 2017. The Company is awaiting the qualification of a new offering statement by the SEC that will allow it to offer, issue, and transfer shares for activity subsequent to February 13, 2018.

Stock awards made since February 13, 2018 may not have been exempt from the registration or qualification requirements under federal securities laws, may have been awarded in violation of federal securities laws and may be subject to rescission. In order to address this issue, the Company intends to conduct a rescission offer to all customers who have earned stock awards since that date. The Company believes that any such rescission will not have a material effect on 2018 results.

Reliance on Related Party

The Company currently has a software license and service agreement with a related party (see Note 5) and has the majority of its ordinary expenses paid by the related party under the terms of that agreement. As a result, the Company’s results of operations may not be indicative of the results that would have occurred if it operated independently.

F-11

Other Matter

As described in Note 11, the Company has reclassified its member preferred stock back distributable liability to paid in capital in excess of par to properly reflect equity accounting for such transactions.

NOTE 3: STOCKHOLDERS’ EQUITY (DEFICIT)

As of the issuance date of these financial statements, 100,000,000 shares of Common Stock and 107,282,913 shares of Preferred Stock were issued and outstanding.

The Articles of Incorporation were Amended and Restated effective July 6, 2015. Among the revised provisions, the Company authorized 150,000,000 shares of Common Stock, par value $0.001 per share and reclassified “Class A Common Stock” to “Common Stock”; authorized 300,000,000 shares of Preferred Stock, par value $0.001 per share and reclassified “Class B Common Stock” to “Preferred Stock”; amended the power to authorize the number of authorized shares to be set by affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock of the Company. The terms and preferences of these reclassified shares were revised where Common Stock, among other provisions, entitles holders to 10 votes for each share of Common Stock, subordinate dividend rights to Preferred Stock, and certain liquidation rights.

The Company filed a Certificate of Designations, Preferences, and Rights of Series A Non-Voting Preferred Stock of iConsumer Corp. (under Section 151 of the Delaware General Corporation Law) on July 6, 2015, designating 250,000,000 shares of Preferred Stock authorized under the Amended and Restated Certificate of Incorporation filed July 6, 2015 as Series A Non-Voting Preferred Stock (“Series A Preferred Stock”), par value $0.001. The Series A Preferred Stock was granted certain rights and preferences including: dividend preference on declared and unpaid dividends and liquidation priority for the value paid for the Preferred Shares. The Series A Preferred Stock holders are not entitled to vote on any matters placed to a vote of the stockholders of the Company.

The Company entered into a recapitalization and exchange agreement effective July 6, 2015 with Robert Grosshandler. This agreement stipulated the terms of a tax-free reorganization pursuant to Internal Revenue Code section 368(a), where Robert Grosshandler transferred, assigned, delivered, and surrendered to the Company his pre-recapitalization shares and the Company issues post-recapitalization shares, among other pertinent terms. This exchange retired 1,000,000 Class A Common shares pre-recapitalization and issued 100,000,000 shares of Common Stock and 100,000,000 shares of Series A Non-Voting Preferred Stock, post recapitalization.

In preparation for the trading of its preferred stock on a market under the ticker symbol RWRDP, the Company concluded that certain provisions of the liquidation preference granted under the Certificate of Designations, Preferences, and Rights dated July 6, 2015 were unworkable, as the original issue price was not trackable through subsequent holders of the stock. On January 12, 2018 the Company amended the liquidation preference for the Series A Non Voting Preferred Stock by consent of the holders of a majority of the Common and Series A Non Voting Preferred Stock. The amendment reaffirmed that shareholders of record as of January 12, 2018 had a liquidation preference equal to the Original Issue Price of their shares and that subsequent holders of the stock will not have a liquidation preference.

Additionally, the amended language eliminated the liquidation preference for shareholders who acquire their shares subsequent to January 12, 2018.

NOTE 4: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company is a business that commenced principal operations in June 2015 and began to generate meaningful revenue in 2016. It has sustained net losses of $1,129,751 and $681,147 for the years ended December 31, 2017 and December 31, 2016, respectively. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain capital financing from its majority stockholder and/or third parties, including through the Offerings described in Note 6. It plans to incur significant costs in pursuit of its Offerings. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.   The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

F-12

NOTE 5: RELATED PARTIES

Prior to June 19, 2015, the Company was subject to a three-party oral agreement with iGive.com Holdings LLC (“iGive”) and Outsourced Site Services, LLC (“OSS”), both related parties under common control with shared ownership and management (referred to herein collectively as the “Related Parties”). This agreement stipulated that iConsumer Corp. maintain a website at iConsumer.com that directed traffic to iGive.com (owned and operated by iGive). It maintained that website in such a way as to maximize the traffic to iGive.com. In return, the Related Parties covered all of the costs of maintaining the iConsumer.com website. After launch of the full iConsumer website on June 19, 2015, a site that promotes the iConsumer Corp. planned business operations, this agreement ceased, and iConsumer. Corp. became responsible for its own costs or entering into a formal agreement with either or both of the Related Parties or others.

Effective May 1, 2015, the Company entered into a software license and services agreement (the “License Agreement”) with Outsourced Site Services, LLC (“OSS”), a related party. In accordance with the terms of the License Agreement, the Company’s operations are being run on technology licensed from OSS and OSS is providing the Company with certain support services, as defined in the License Agreement. The fee charged by OSS covers a wide range of services, the majority of which are traditionally reflected in costs of operation. The fee covers executive management, administration, accounting, internal technology support, customer support, product development, general marketing, and communications (marketing and non marketing). A hard to quantify amount covers the care and feeding of retailers and intermediate network / technology providers, retailer recruitment, and similar activities. The fee does not cover legal fees incurred for such activities as SEC filings and other regulatory compliance. The Company has no employees.

For the use of these services and technology, the Company has agreed to pay OSS 20% of its gross revenue, as defined in the License Agreement. The License Agreement provides that in the event the Company wishes to assume responsibility for the support services provided by OSS, it can do so upon at least six months’ notice. In that event, the Company will pay 5% of its gross revenues to OSS. Since OSS is under the common control of Robert Grosshandler, he will have the power to determine whether the Company will continue to be able to rely on the OSS license, and the price it pays for the license. The License Agreement has a term of 20 years. As a result of these agreements the Company’s results of operations may not be indicative of the results that would have occurred if it operated independently.

As of December 31, 2017 the Company owed $225,351 to the Related Parties for expenses paid on the Company’s behalf since inception, compared to $102,212 owed as of December 31, 2016.

NOTE 6:  OFFERINGS

Subsequent to December 31, 2015, the Company began pursuing an offering (“Offering”).  The Offering called for the Company to offer for sale under Regulation A, $2,000,000 of its Series A Non-Voting Preferred Stock at a price of $0.045 per share. Sales of these securities commenced on September 29, 2016, upon qualification of the Company’s offering statement by the SEC.  The offering was a continuous offering. It allowed for multiple closings.  The first closing occurred in December 2016, with net proceeds of $147,525, representing the investments of 19 individuals.  As of December 31, 2016, the Company had unfunded commitments for $7,000 which were paid in January 2017. The Company’s offering statement was amended, and on February 13, 2017 it was requalified by the SEC, to adjust the subscription agreement, and change the price per share from $0.045 to $0.09. The Company continued to sell shares for cash in the Offering through May 11, 2017.  The Company incurred costs of $15,751.

F-13

In order to seek quotation of the Series A Non Voting Preferred stock on the OTCQB market, FINRA rules required the Company to cease issuing shares in the Offering in order to receive the FINRA approvals necessary to facilitate quotation of its stock. It ceased issuing shares under the offering statement on May 11, 2017.

FINRA issued the Company Series A Non Voting Preferred stock the ticker symbol RWRDP in December 2017. The OTC markets subsequently began quoting RWRDP on the OTCQB market. In February, the Depositary Trust Corporation made RWRDP DTC eligible, which allowed electronic quotation and trading. In March 2018 the first shares of RWRDP were traded on the OTCQB market.

In January 2018 the Company filed an offering statement under Regulation A with the SEC (“Follow On Offering”). The Company proposes to offer for sale in the Follow On Offering $15,000,000 of its Series A Non-Voting Preferred Stock at a price of $0.15 per share and is currently in the process of the responding to the comments that it has received on that offering statement from the SEC.

Under SEC rules, an issuer that is offering securities on a continuous basis under Rule 251 of Regulation A must amend its offering statement annually to update the financial information in the offering circular and to reflect any other changes to its disclosure. The Company failed to amend its offering statement on a timely basis. As a result, that offering statement was no longer available for the Company to make stock awards to members who made purchases after February 13, 2018. Stock award activities (see Note 10) subsequent to February 13, 2018 may not have been exempt from the registration or qualification requirements under federal securities laws and may be subject to rescission. The Company continues to believe that it has the right under the Stock Award program and its Terms of Service not to make awards under that program when there is no qualified offering statement in effect, and that any award of shares that may have been recorded on a ledger was subject to those Terms. However, in light of the fact that it is in the interests of the Company to have a larger number of shareholders, the Company has decided that it will treat shares relating to purchases after February 13, 2018 as being earned (subject to compliance with conditions such as the execution of a subscription agreement) and to offer a right of rescission to the holders of all such shares. In order to address this issue, the Company intends to conduct a rescission offer to all customers who have earned stock awards since that date. Any such rescission is not expected to have a material effect on the Company.

The Company’s Series A Non Voting Preferred stock is quoted on the OTCQB market under the ticker symbol RWRDP. There is very little liquidity for RWRDP. The Company cannot guarantee that its securities will ever be tradeable on an exchange or have any substantial liquidity.  These financial statements should not be relied upon as a basis for determining the terms of an offering as this information may not be current or accurate relative to the final terms of the offering.

The Company began pursuing a private placement of $2,000,0000 of convertible debt in June 2017. The Company had received $154,721 of the private placement as of December 31, 2017 and an additional $2,000 as of April 24, 2018. The debt has a term of three years, accrues interest for the first year at 8%, and requires interest only payments in years two and three of 8%. The debt is convertible into Series A Preferred Non Voting stock at a price of $0.075 per share at the option of the holder. This offering utilizes Regulation D 506(c) and is open to accredited investors only.

NOTE 7: RECENT ACCOUNTING PRONOUNCEMENTS

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 8: SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 25, 2018 the date the financial statements were available to be issued. Based on the evaluation, no additional material events were identified which require adjustment or disclosure.

F-14

NOTE 9: GOVERNANCE

On July 6, 2015 the Company revised the Articles of Incorporation. The Company also ratified Bylaws formalizing the governance policies and procedures for the Company effective July 6, 2015.

On July 6, 2015 by an Action by Joint Written Consent of Sole Director and Sole Stockholder, the Company elected Robert Grosshandler to serve as a member of the Board of Directors and as an Officer of the Company in the capacity of Chief Executive Officer, President, and Secretary. It also set the number of directors of the Company at one, established an Audit Committee of the Company naming Robert Grosshandler as the sole member of such, set the fiscal year as the calendar year, and other actions.

NOTE 10: EQUITY REWARD MARKETING PROGRAM - PROSPECTIVE DILUTION AND OTHER EFFECTS

The Company, in order to attract members (customers), is offering customers and others the opportunity to earn equity in the Company as a reward or additional reward for certain activities.  This equity may be earned in exchange for, amongst other activities, becoming a customer, recruiting other customers, and utilizing the Company’s services to earn cash back on purchases at participating retailers.

Through its offerings (see Note 6), the equity earned is Series A Preferred Stock.  The Company will not receive cash for any such equity earned.  The Company valued this equity at $0.045 per share through February 13, 2017. This valuation is the per share price ($0.045) received in the Offering. Subsequent to February 13, 2017, the Company valued this equity at $0.09 per share. This valuation is the per share price ($0.09) received in the amended Offering beginning February 13, 2017. The valuation will be adjusted from time to time to reflect the price in the then current offering. Equity distributed under this program will be dilutive to existing shareholders.  If this marketing program is successful, the Company anticipates that significant dilution may result.

There are still significant hurdles to overcome to make this marketing program commercially reasonable and enable it to stay compliant with appropriate regulations, including but not limited to, state Blue Sky laws.

As of December 31, 2017 the Company had issued and transferred 3,656,343 shares of Preferred Stock equity under this marketing program to approximately 2,600 customers, who thus became shareholders. The Company recognized a portion of the cost of this program as a marketing expense and the balance as a cost of revenues.  It has recognized a total of $765,702 in 2017 to reflect this expense.

As of December 31, 2017, approximately 49,000 members were due 12,973,641 additional shares under this program, but the Company had not yet issued and transferred these shares to its members. Until issued and transferred, the member may forfeit these shares for a variety of reasons, which include, but are not limited to, purchase returns and account inactivity. The Company will issue and transfer these shares upon receiving an executed subscription agreement and appropriate shareholder identification.

NOTE 11: MEMBER PREFERRED STOCK BACK TRANSACTIONS

The Company originally accounted for preferred stock payable to customers for becoming a member, purchases made or referring new members, as a liability. Subsequent to issuance of the 2016 financial statements, it was determined that equity accounting is the appropriate accounting treatment for these transactions. As a result, all liabilities related to the preferred stock payable have been reclassified as equity for 2016. There were no changes to the Company’s statements of operations or cash flows. The following changes have been made to the balance sheet as of December 31, 2016:

	As Previously Reported	As Restated
Member preferred stock back distributable	263,129	-0-
Total current liabilities	442,853	179,723
Total liabilities	545,064	281,935
Paid in capital in excess of par	247,824	510,953
Total equity (deficit)	(485,039)	(221,910)

F-15

iConsumer Corp.

BALANCE SHEETS

June 30, 2018 and December 31, 2017

	6/30/2018 Unaudited	12/31/2017 Audited
ASSETS
Current Assets
Checking	-	-
Total Checking/Savings	-	-
Other Current Assets
Accounts Receivable	31,252	16,323
Bitcoin	2,229
Due from Escrow Agents	18,100	2,544
Prepaid Expenses	8,167	13,167
Total Other Current Assets	59,748	32,034
TOTAL ASSETS	59,748	32,034
LIABILITIES & EQUITY (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	51,530	10,498
Checks Written in Excess of Cash	14,812	43,595
Member Bitcoin Back Payable	37,479	1,391
Member Cash Back Payable	106,028	178,824
Total Current Liabilities	209,849	234,307
Non-Current Liabilities
Convertible Notes Payable, (Net)	131,857	107,793
Due to Related Parties	329,616	225,351
Total Non-Current Liabilities	461,473	333,144
Total Liabilities	671,322	567,451
Stockholders' Equity
Paid in Capital	1,245,601	1,125,811
Retained Earnings (Deficit)	(2,064,767)	(1,868,511)
Stockholder's Equity (Deficit)
Common Stock 150,000,000 authorized, $0.001 par, 100,000,000 issued and outstanding at June 30, 2018 & December 31, 2017	100,000.00	100,000
Series A Non-Voting Preferred Stock 250,000,000 authorized, $0.001 par, 107,591,989 and 107,282,913 issued & outstanding at June 30, 2018 and December 31, 2017, respectively	107,592	107,283

Total Stockholders' Equity (Deficit)	(611,574)	(535,417)
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)	59,748	32,034

See accompanying notes to the financial statements

F-16

iConsumer Corp.

STATEMENTS OF OPERATIONS

For six month periods ended June 30, 2018 and June 30, 2017

	6/30/2018	6/30/2017
	Unaudited	Unaudited
Revenues:
Commissions from Merchants	72,151	210,706
Miscellaneous Income	1,587	560
Total Income	73,738	211,266
Cost of Revenue
Member Cash Back Rebate	0	187,098
Member Bitcoin Back Rebate	29,084	0
Member Stock Back Rebate	87,293	161,225
Total Cost of Revenue	116,377	348,323
Gross Profit	(42,639)	(137,057)
Operating Expenses
Accounting	41,955	22,500
Debt Issuance Costs	15,364	0
Legal & Professional Fees	31,003	25,248
Marketing
Member Stock Awards	16,905	241,849
Advertising & Promotion	20,684	101,383
Membership Expenses	1,391	1,343
OSS Service Fee	14,748	42,141
Stock Issuance Fees	11,567	17,611
Total Operating Expenses	153,617	452,074
Net Loss	(196,256)	(589,132)

In the opinion of management, all adjustments considered necessary to make these interim statements of operations not misleading have been included.

See accompanying notes to the financial statements

F-17

iConsumer Corp.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Periods Ended June 30, 2018, and December 31, 2017

	Common Stock		Preferred Stock		Additional Paid in		Total Stockholders’
	Number of Shares	Amount Par .001	Number of Shares	Amount Par .001	Capital Deficit)	Accumulated Deficit	Equity (Deficit)
Balance at December 31, 2016 (audited)	100,000,000	$100,000	105,896,831	$105,897	$310,953	$(738,761)	$(221,910)

Stock Distributed to Investors			192,681.56	$193	$20,149		$20,341
Stock Distributed to Members			1,193,401.00	$1,193	$(1,193)		$0
Stock Earned by Members					$765,702		$765,702
Recognition of Beneficial Feature Related to Convertible Notes					$30,200		$30,200
Net Loss						$(1,129,751)	$(1,129,751)
Balance at December 31, 2017 (audited)	100,000,000	$100,000	107,282,913	$107,283	$1,125,811	$(1,868,512)	$(535,417)

Stock Distributed to Investors			87,337	$87	$13,013		$13,101
Stock Distributed to Members			221,739	$222	$(222)		$0
Stock Earned by Members					$104,199		$104,199
Recognition of Beneficial Feature Related to Convertible Notes					$2,800		$2,800
Net Loss						$(196,256)	$(196,256)
Balance at June 30, 2018 (unaudited)	100,000,000	$100,000	107,591,989	$107,592	$1,245,601	$(2,064,768)	$(611,574)

See accompanying notes to the financial statements

F-18

iConsumer Corp.

STATEMENT OF CASH FLOWS

For six month period ended June 30, 2018 and June 30, 2017

	6/30/2018	6/30/2017
	Unaudited	Unaudited
OPERATING ACTIVITIES
Net Loss	(196,256)	(589,132)
Adjustments to reconcile Net Loss
to net cash provided by operations:
Non-Cash Interest Expense	5,936
Changes in Operating Assets & Liabilities
Prepaid Expenses	5,000
Accounts Receivable	(14,929)
Bitcoin	(2,229)
Accounts Payable	41,033	5,259
Member Bitcoin Back Payable	36,089
Member Cash Back Payable	(72,796)	38,792
Preferred Stock Distributable	106,777	403,074
Net cash provided by Operating Activities	(91,375)	(142,007)
FINANCING ACTIVITIES
Increase in Receivable from Escrow Agency	(15,557)
Checks Written in Excess of Cash	(28,783)
Investor Funds Receivable		55,730
Increase in Due to Related Party	104,265	81,402
Proceeds from Sale of Preferred Stock	13,013
Proceeds from Issuance of Convertible Notes (Net)	18,128
Stockholders’ Equity: Preferred Stock	309	16,007
Net cash provided by Financing Activities	91,375	142,007
Net cash increase for period	0	0
Cash at end of period	0	0

See accompanying notes to the financial statements

F-19

iConsumer Corp.

NOTES TO THE FINANCIAL STATEMENTS

For the six month period ended June 30, 2018

NOTE 1: NATURE OF OPERATIONS

iConsumer Corp. (the “Company”), is a corporation organized December 16, 2010 under the laws of Delaware.   The Company was formed to provide money saving services to consumers through a website that is designed to be searchable and discoverable by Google.  On June 19, 2015 it began “test the waters” operations to determine product and service viability for a new service aimed at providing consumers cash back rebates based upon their shopping at participating retailers.  As of December 31, 2015, it had not generated significant revenue.

Measurable revenue from operations began in January 2016. The Company’s revenues varied significantly each month during 2016 and 2017 as it refined its marketing and promotional offers. In the years preceding the commencement of its principal operations, the Company actively provided the service of directing web traffic to iGive.com, primarily aimed at Google and other search engines.

Through June 19th, 2015, the Company’s activities consisted of formation activities and preparations to raise additional capital as described in Note 6.  These activities continued through 2015. In 2016, the Company’s offering statement was qualified by the Securities and Exchange Commission (“SEC”) under Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the Company became fully operational.

The Company’s Regulation A offering statement was re-qualified by the SEC in February 2017, reflecting the change of the stock price from $0.045 per share to $0.09 per share. To comply with the instructions of the Financial Industry Regulatory Authority (“FINRA”), the Company filed a Form 1-Z to notify the closing the Regulation A offering in May 2017. FINRA required this in order for the Company to commence the process of applying for quotation of its Series A Non-Voting Preferred Stock on the OTCQB market. That 1-Z filing was later withdrawn.

The Company filed a de novo offering statement, with a stock price of $0.15 per share, on January 29, 2018. That offering statement was qualified by the SEC under Regulation A on June 13, 2018.

Under SEC rules, an issuer that is offering securities on a continuous basis under Rule 251 of Regulation A must amend its offering statement annually to update the financial information in the offering circular and to reflect any other changes to its disclosure. The Company failed to amend its offering statement (SEC File No. 24-10480) that was re-qualified by the SEC on February 13, 2017 on a timely basis. The Company filed a rescission offer on June 8, 2018. The Company provisionally accrued the earning of shares for its members between February 14, 2018 and May 23, 2018, in the event that the Company was permitted to issue and transfer shares earned during this period. The Company does not believe it was obligated to issue those shares unless it was permitted to do so. The SEC has taken the position that the accrual of these shares was not permitted. The Rescission Offer will give affected iConsumer members the opportunity to rescind (reverse) the qualified transactions that occurred during this time period. If a member completes and then rescinds the transaction, which includes provision of personal information, including social security number, execution of a subscription agreement, payment of processing fees, and return of any Bitcoin earned in the transaction, the Company will repurchase the number of shares accrued during those transactions for $0.09 per share. If all 2,041 affected members were to rescind the transactions, they would return 2.17 Bitcoin (approximately $14,097 as of September 17, 2018) and receive $40,954 (inclusive of processing fees) for a net exposure (as of September 17, 2018) of $26,857.

As of September 26, 2018 the offering statement for that rescission offer has not yet been qualified by the SEC.

The Company received a ticker symbol from FINRA in December 2017. The Company made application to The Depository Trust Corporation (“DTC”) in January to facilitate the electronic transfer of its stock. The first trade of RWRDP occurred in March 2018. The Company’s stock is highly illiquid, and likely to remain so for the foreseeable future. The stock traded between $0.03 and $1.05 per share during the first six months of 2018.

F-20

The Company is dependent upon additional capital resources for the continuation of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure additional funding to fully operationalize the Company’s planned operations.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States (GAAP) and Article 8 of Regulation S-X of the rules and regulations of the SEC.

The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash Equivalents

Cash equivalents can include time deposits, Bitcoin, certificate of deposits, and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability based on past credit history with clients and other factors. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance and current economic conditions.  There are no allowances for doubtful accounts established as of June 30, 2018 or December 31, 2017.

No single customer represented over 10% of the Company’s accounts receivable as of June 30, 2018.

Property and Equipment

The Company has a policy to capitalize expenditures with useful lives in excess of one year and costs exceeding $1,000. No property or equipment has been recorded as of June 30, 2018 or December 31, 2017.

Concentrations of Credit Risks

The Company’s financial instruments that are exposed to concentrations of credit risk consist of its cash and counter-party risk associated with the hedging of Bitcoin using futures. The Company will place its cash and cash equivalents other than Bitcoin with financial institutions of high credit worthiness and has a policy to not carry a balance in excess of FDIC insurance limits. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds or with whom it has deposits, and as such, it believes that any associated credit risk exposures are limited. The Company utilizes the Chicago Board Options Exchange and the Chicago Mercantile Exchange to hedge Bitcoin exposure. Those exchanges manage counter-party risk as part of their futures contracts.

Concentration of Bitcoin Risk

The Company is exposed to security risks associated with its Bitcoin holdings held in its own cryptowallet. The Company holds Bitcoin in a cryptowallet in order to satisfy members’ anticipated near term demand to transfer their accrued Bitcoin from the Company to a wallet or account controlled by the member. Should the Company suffer a theft of this Bitcoin it would be harmed. The Company takes significant security precautions with regard to the cryptowallet. The Company seeks to minimize the amount of Bitcoin it holds in its own crytpowallet.

F-21

Concentration of Customer and Customer Credit Risk

The Company is exposed to concentration of customer credit risk. For the period ending June 30, 2018, it had no customer (retailers) that represented over 10% of its revenues. Should retailers not pay the Company, the Company would be significantly negatively impacted. The impact of non-payment would be mitigated as the Company is not obligated to provide rebates to customers if the Company does not get paid.

Concentration of Audience Member (User) Risk

The Company is exposed to concentration of audience member risk. It had one member whose purchases generated approximately 16% of the Company’s revenues for the six months ended June 30, 2018. It had five members who generated approximately 36% of the Company’s revenues in this period. Should those members stop shopping at stores via iConsumer, the Company would be significantly negatively impacted.

Revenue Recognition

The Company earns revenues primarily through commissions paid to it for products and services sold by its customers (primarily online retailers) to unrelated third parties (the Company’s audience members). A non-material amount of advertising is sold to customers that is not tied to the sale of a good or service. The Company advertises the availability of its customers’ products and services to its audience through its website, email newsletters, social media, and other channels. Fulfillment of the sale, including handling all payments, is handled by the customer. The customer reports the sale to the Company, including the amount of the commission due to the Company. At the time of reporting, the Company recognizes the commission revenue. Generally, customers report the sale within 10 days of delivery of the product or service. For advertising that is not linked to the completion of a sale or other activity, the Company recognizes the revenue as being earned when that advertising is delivered to the audience.

The Company recognizes revenue in accordance with FASB ASC 605, Revenue Recognition, only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the services have been provided, and collectability is assured.  The Company is an agent in accordance with FASB 606 for its commission revenue and has no unfulfilled performance obligations at the time the revenue is reported or recognized.

Certain customers may report uncompleted orders to the Company (e.g. travel booked but not completed). It does not recognize uncompleted orders for any purpose.

Judgments

We considered whether we were a principal or an agent in our commissioned transactions with our customers. We do not participate in the transfer of control of the products or services being sold, do not collect payment, do not control returns, nor set prices. We rely on the customer to report our revenues to us. The Company’s shoppers audit those reports to ascertain whether this reporting is fundamentally accurate. We have concluded we are an agent for purposes of FASB 606 in regard to our commission revenues.

Our advertising revenue for the period ending June 30, 2018 was nonmaterial. We have not performed FASB 606 analysis on our advertising revenues.

We considered that our customers report commissions to us after the sale by them is complete. We considered that our customers offer purchasers the right of return, but that greater than 99% of the returns are complete by the issuance date of these financial statements.

We considered that the Company’s contracts with customers are cancelable with 30 days’ notice by either party. We considered that the Company has no performance obligations under its contracts. The Company is not required to promote its customers’ products or services. Its contracts require payment by customers only if the Company chooses to promote the customers’ offers, and an audience member executes a transaction with the customer.

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We considered the exposure the Company has to fluctuations in the price of Bitcoin. Based on the Company’s experience with the pace of redemption of Bitcoin by shoppers, the ongoing softening of the Bitcoin market, and the cyber risks inherent in holding Bitcoin, the Company believes it is holding sufficient Bitcoin to meet near term demand.

We considered the fact that the Company has obligations to its audience members to provide them with Bitcoin and the Company’s equity, based upon transactions reported by our customers. Such obligations are reflected in the Company’s financial statements. Whether or not the Company fulfills its obligations to its audience members does not affect the recognition of revenue. The Company’s contracts with its customers do not obligate the Company to any performance regarding the Company’s audience members.

Disaggregated Revenue

There is no material basis upon which to disaggregate 94.5% of the Company’s revenue. The Company does not find that disaggregating by customer location, line of business, customer size, contract length, a customer’s contracts with its customers, timing of transfer, or sales channel is possible, or if possible, material.

With the exception of the Company’s customers that provide travel services (e.g. Expedia, Orbitz) all of the Company’s customers serve essentially the same function to essentially the same online audience via the same channels under similar short term contracts via online retail sales.

All of the Company’s customers are subject to the same set of economic risks, and we expect them to respond similarly to economic changes.

In addition to the standard broad economic risks, the Company’s customers that provide travel and travel related services to our audience members are subject to an additional set of risks. A reduction in travel expenditures can occur, even if the broad economy’s health doesn’t change. Changes in fuel prices, terrorist threats, communicable diseases, and war are some of the factors that our audience members may take into account when booking travel. For the six months ending June 30, 2018 and 2017:

	6/30/2018	6/30/2017
Total Revenue	$73,738	$211,266
Revenue attributable to travel service customers	4,062	5,241

Contract Balances and Performance Obligations

The Company is an agent for its customers. The Company’s contracts (not all customers have contracts) are all less than 30 days in length and give the Company the right, but not the obligation, to promote its customers’ offerings to its audience. If the Company promotes a customer’s offer to its audience, the Company does not create any economic or performance obligation to the customer.

As an agent, the Company is exposed to the potential for a customer reversing a transaction because the customer’s customer returns a purchase. Such a return will reverse the obligation of the customer to pay the Company a commission. Over 98% of such returns happen before the preparation of the Company’s financial statements. Historically, reversals that occur after the closure of the financial statements are more than offset by customers that report transactions and commissions earned by the Company after the preparation of the financial statements.

Shipping, Handling, and Sales Tax

As an agent, the Company typically does not get compensated by the customer for that part of a transaction that may be charged for shipping, handling, or sales tax. For those transactions where the customer may include such amounts as the basis for the commissions paid to the Company, the customer does not itemize such components.

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Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A - "Expenses of Offering" with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs are charged to stockholder’s equity upon the completion of the offering.

Income Taxes

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates that are expected to be effective when the benefits from the deferred tax assets are realized. At December 31, 2017, and December 31, 2016, the Company had deferred tax assets of approximately $392,000 and $300,000 respectively, related to net operating loss carryforwards (“NOL”). At June 30, 2018 the Company has not reflected any change in the deferred tax assets from prior periods. Due to the uncertainty as to the Company’s ability to generate sufficient taxable income in the future and utilize the NOL’s before they expire, the Company has recorded a valuation allowance to reduce the net deferred tax asset to zero. The effective tax rate is different from the expected federal tax rate due to the valuation allowance and state income taxes.

The Company reviews tax positions taken to determine if it is more likely than not that the position would be sustained upon examination resulting in an uncertain tax position. The Company did not have any material unrecognized tax benefit as of June 30, 2018 or December 31, 2017. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense. During the six months ended June 30, 2018 and 2017 the Company recognized no interest or penalties.

The Company is required to file U.S. federal tax returns. The U.S. federal tax returns were not filed for the Company for the years 2010-2014, in violation of IRS regulations and federal statutes. The Company filed the returns for each of the years 2010-2014 during July 2015. The Company also filed its return for 2015. As each year incurred a net operating loss, no taxes were due when the returns were filed. However, $100 late filing penalties were assessed and paid for each year, other than 2015. The Company believes it is in compliance after filing these returns. The Company has filed its 2016 tax returns. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject. The Company has filed for an extension to file U.S. federal tax returns for 2017.

Stock Distributable to Members

In January of 2017 the Company began to estimate and recognize the difference between the shares earned by and due to members that likely will be issued and transferred in the current year and shares earned that will likely be issued and transferred in a future period. Beginning in June of 2017 the Company clarified to members that a member may be charged a fee for such issuance and transfer. Beginning June 13, 2018 members have been charged a fee of $7.50.

As of May 11, 2017, the Company ceased issuing and transferring shares, because it filed a Form 1-Z to notify the closing of its offering, as required by FINRA, so that FINRA would issue the Company a ticker symbol. The Company subsequently withdrew the Form 1-Z. The offering statement remained qualified until February 13, 2018. Under SEC rules, an issuer that is offering securities on a continuous basis under Rule 251 of Regulation A must amend its offering statement annually to update the financial information in the offering circular and to reflect any other changes to its disclosure. The Company failed to amend its offering statement on a timely basis. Subsequent to the qualification of the Company’s offering by the SEC on June 13, 2018, the Company has begun offering members the opportunity to have their shares issued and transferred.

We did not have a qualified offering statement between February 14, 2018 and June 13, 2018. Between February 14, 2018 and May 23, 2018 we provisionally accrued shares, which may be a violation of the registration requirements of the Securities Act and, if a violation, may be subject to rescission. In order to address this issue, the Company has filed a rescission offer with the SEC that would cover all persons for whom we provisionally accrued stock awards during that time. The Company believes that any such rescission will not have a material effect on 2018 results.

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Reliance on Related Party

The Company currently has a software license and service agreement with a related party (see Note 5) and has the majority of its ordinary expenses paid by the related party under the terms of that agreement. As a result, the Company’s results of operations may not be indicative of the results that would have occurred if it operated independently.

The related party is also providing financing to the Company.

NOTE 3: STOCKHOLDERS’ EQUITY (DEFICIT)

As of the issuance date of these financial statements, 100,000,000 shares of Common Stock and 107,591,989 shares of Preferred Stock were issued and outstanding.

The Articles of Incorporation were Amended and Restated effective July 6, 2015. Among the revised provisions, the Company authorized 150,000,000 shares of Common Stock, par value $0.001 per share and reclassified "Class A Common Stock" to "Common Stock"; authorized 300,000,000 shares of Preferred Stock, par value $0.001 per share and reclassified "Class B Common Stock" to "Preferred Stock"; amended the power to authorize the number of authorized shares to be set by affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock of the Company. The terms and preferences of these reclassified shares were revised where Common Stock, among other provisions, entitles holders to 10 votes for each share of Common Stock, subordinate dividend rights to Preferred Stock, and certain liquidation rights.

The Company filed a Certificate of Designations, Preferences, and Rights of Series A Non-Voting Preferred Stock of iConsumer Corp. (under Section 151 of the Delaware General Corporation Law) on July 6, 2015, designating 250,000,000 shares of Preferred Stock authorized under the Amended and Restated Certificate of Incorporation filed July 6, 2015 as Series A Non-Voting Preferred Stock, par value $0.001. The Series A Non-Voting Preferred Stock was granted certain rights and preferences including: dividend preference on declared and unpaid dividends and liquidation priority for the value paid for the shares of Series A Non-Voting Preferred Stock. The Series A Non-Voting Preferred Stock holders are not entitled to vote on any matters placed to a vote of the shareholders of the Company.

The Company entered into a recapitalization and exchange agreement effective July 6, 2015 with Robert Grosshandler. This agreement stipulated the terms of a tax-free reorganization pursuant to Internal Revenue Code section 368(a), where Robert Grosshandler transferred, assigned, delivered, and surrendered to the Company his pre-recapitalization shares and the Company issues post-recapitalization shares, among other pertinent terms. This exchange retired 1,000,000 Class A Common shares pre-recapitalization and issued 100,000,000 shares of Common Stock and 100,000,000 shares of Series A Non-Voting Preferred Stock, post recapitalization.

In preparation for the trading of its preferred stock on a market under the ticker symbol RWRDP, the Company concluded that certain provisions of the liquidation preference granted under the Certificate of Designations, Preferences, and Rights dated July 6, 2015 were unworkable, as the original issue price was not trackable through subsequent holders of the stock. On January 12, 2018 the Company amended the liquidation preference for the Series A Non-Voting Preferred Stock by consent of the holders of a majority of the Common and Series A Non-Voting Preferred Stock. The amendment reaffirmed that shareholders of record as of January 12, 2018 had a liquidation preference equal to the Original Issue Price of their shares and that subsequent holders of the stock will not have a liquidation preference.

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NOTE 4: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company is a business that commenced principal operations in June 2015 and began to generate meaningful revenue in 2016. It has sustained net losses of $196,256 and $589,132 for the six months ended June 30, 2018 and 2017, respectively. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain capital financing from its majority shareholder and/or third parties, including through the Offerings described in Note 6. It plans to incur significant costs in pursuit of its Offerings. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.   The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 5: RELATED PARTIES

Prior to June 19, 2015, the Company was subject to a three-party oral agreement with iGive.com Holdings LLC (“iGive”) and Outsourced Site Services, LLC (“OSS”), both related parties under common control with shared ownership and management (referred to herein collectively as the “Related Parties”). This agreement stipulated that iConsumer Corp. maintain a website at iConsumer.com that directed traffic to iGive.com (owned and operated by iGive). It maintained that website in such a way as to maximize the traffic to iGive.com. In return, the Related Parties covered all of the costs of maintaining the iConsumer.com website. After launch of the full iConsumer website on June 19, 2015, a site that promotes the iConsumer Corp. planned business operations, this agreement ceased, and iConsumer. Corp. became responsible for its own costs or entering into a formal agreement with either or both of the Related Parties or others.

Effective May 1, 2015, the Company entered into a software license and services agreement (the “License Agreement”) with OSS. In accordance with the terms of the License Agreement, the Company’s operations are being run on technology licensed from OSS and OSS is providing the Company with certain support services, as defined in the License Agreement. The fee charged by OSS covers a wide range of services, the majority of which are traditionally reflected in costs of operation. The fee covers executive management, administration, accounting, internal technology support, customer support, product development, general marketing, and communications (marketing and non-marketing). A hard to quantify amount covers the care and feeding of retailers and intermediate network / technology providers, retailer recruitment, and similar activities. The fee does not cover legal fees incurred for such activities as SEC filings and other regulatory compliance. The Company has no employees.

For the use of these services and technology, the Company has agreed to pay OSS 20% of its gross revenue, as defined in the License Agreement. The License Agreement provides that in the event the Company wishes to assume responsibility for the support services provided by OSS, it can do so upon at least six months’ notice. In that event, the Company will pay 5% of its gross revenues to OSS. Since OSS is under the common control of Robert Grosshandler, he will have the power to determine whether the Company will continue to be able to rely on the OSS license, and the price it pays for the license. The License Agreement has a term of 20 years. As a result of these agreements the Company’s results of operations may not be indicative of the results that would have occurred if it operated independently.

As of June 30, 2018 the Company owed $329,616 to the Related Parties for expenses paid on the Company's behalf since inception, compared to $225,351 owed as of June 30, 2017.

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NOTE 6: OFFERINGS

Subsequent to December 31, 2015, the Company began pursuing an offering (“Offering”).  The Offering called for the Company to offer for sale under Regulation A, $2,000,000 of its Series A Non-Voting Preferred Stock at a price of $0.045 per share. Sales of these securities commenced on September 29, 2016, upon qualification of the Company’s offering statement by the SEC.  The offering was a continuous offering. It allowed for multiple closings.  The first closing occurred in December 2016, with net proceeds of $147,525, representing the investments of 19 individuals.  As of December 31, 2016, the Company had unfunded commitments for $7,000 which were paid in January 2017. The Company’s offering statement was amended, and on February 13, 2017 it was requalified by the SEC, to adjust the subscription agreement, and change the price per share from $0.045 to $0.09. The Company continued to sell shares for cash in the Offering through May 11, 2017.  The Company incurred costs of $15,751.

In order to seek quotation of the Series A Non-Voting Preferred Stock on the OTCQB market, FINRA rules required the Company to cease issuing shares in the Offering in order to receive the FINRA approvals necessary to facilitate quotation of its stock. It ceased issuing shares under the offering statement on May 11, 2017.

FINRA issued the Company Series A Non-Voting Preferred Stock the ticker symbol RWRDP in December 2017. The OTC markets subsequently began quoting RWRDP on the OTCQB market. In February, the Depositary Trust Corporation made RWRDP DTC eligible, which allowed electronic quotation and trading. In March 2018 the first shares of RWRDP were traded on the OTCQB market.

In January 2018 the Company filed an offering statement under Regulation A with the SEC (“Follow On Offering”). The offering statement was qualified by the SEC on June 13, 2018 and calls for the sale of up to $15,000,000 of its Series A Non-Voting Preferred Stock at a price of $0.15 per share. At the date of these financial statements were available to be issued, the Company has sold $10,601 of its shares in that offering.

As part of its review of the Follow On Offering in March 2018, the SEC informed the Company that it believes that the Company’s stock award activities (see Note 10) subsequent to February 13, 2018 may not have been exempt from the registration requirements under federal securities laws and may be subject to rescission. The Company continues to believe that it has the right under the Stock Award program and its Terms of Service not to make awards under that program when there is no qualified offering statement in effect, and that any award of shares that may have been recorded on a ledger was subject to those Terms of Service. However, in light of the fact that it is in the interests of the Company to have a larger number of shareholders, the Company has decided that it will treat shares relating to purchases after February 13, 2018 and before May 24, 2018 as being earned (subject to compliance with conditions such as the execution of a subscription agreement) and to offer a right of rescission to the holders of all such shares. The Company has filed an offering statement with the SEC for a rescission offer to that effect. Said offering statement has not yet been qualified by the SEC. Any such rescission is not expected to have a material effect on the Company.

The Company’s Series A Non-Voting Preferred stock is quoted on the OTCQB market under the ticker symbol RWRDP. There is very little liquidity for RWRDP. The Company cannot guarantee that its securities will ever be tradeable on an exchange or have any substantial liquidity.  These financial statements should not be relied upon as a basis for determining the terms of an offering as this information may not be current or accurate relative to the final terms of the offering.

The Company began pursuing a private placement of $2,000,0000 of convertible debt in June 2017. The Company had received $154,721 of the private placement as of December 31, 2017 and $164,000 as of June 30, 2018. The debt has a term of three years, accrues interest for the first year at 8%, and requires interest only payments in years two and three of 8%. The debt is convertible into Series A Non-Voting Preferred Stock at a price of $0.075 per share at the option of the holder. This offering utilizes Rule 506(c) under Regulation D promulgated under the Securities Act and is open to accredited investors only.

NOTE 7: RECENT ACCOUNTING PRONOUNCEMENTS

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

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NOTE 8: SUBSEQUENT EVENTS

The Company has evaluated subsequent events through September 26, 2018 the date the financial statements were available to be issued. Based on the evaluation, no additional material events were identified which require adjustment or disclosure.

NOTE 9: GOVERNANCE

On July 6, 2015 the Company revised the Articles of Incorporation. The Company also ratified Bylaws formalizing the governance policies and procedures for the Company effective July 6, 2015.

On July 6, 2015 by an Action by Joint Written Consent of Sole Director and Sole Stockholder, the Company elected Robert Grosshandler to serve as a member of the Board of Directors and as an Officer of the Company in the capacity of Chief Executive Officer, President, and Secretary. It also set the number of directors of the Company at one, established an Audit Committee of the Company naming Robert Grosshandler as the sole member of such, set the fiscal year as the calendar year, and other actions.

NOTE 10: EQUITY REWARD MARKETING PROGRAM - PROSPECTIVE DILUTION AND OTHER EFFECTS

The Company, in order to attract audience members, is offering the opportunity to earn equity in the Company as a reward or additional reward for certain activities.  This equity may be earned in exchange for, amongst other activities, becoming an audience member, recruiting other members, and utilizing the Company’s services to earn on purchases at participating retailers.

Through its offerings (see Note 6), the equity earned is Series A Non-Voting Preferred Stock.  The Company will not receive cash for any such equity earned.  The Company valued this equity at $0.045 per share through February 13, 2017. This valuation is the per share price ($0.045) received in the Offering. Subsequent to February 13, 2017, the Company valued this equity at $0.09 per share, through May 24, 2018. This valuation is the per share price ($0.09) received in the amended Offering beginning February 13, 2017 through January 13, 2018. Subsequent to June 13, 2018, the Company valued this equity at $0.15 per share. This valuation is the per share price ($0.15) received in the Offering qualified on June 13, 2018. The valuation will be adjusted from time to time to reflect the price in the then current offering. Equity distributed under this program will be dilutive to existing shareholders.  If this marketing program is successful, the Company anticipates that significant dilution may result.

There are still significant hurdles to overcome to make this marketing program commercially reasonable and enable it to stay compliant with appropriate regulations, including but not limited to, state Blue Sky laws.

As of June 30, 2018 the Company had issued 3,882,461 shares of Preferred Stock equity under this marketing program to approximately 2,600 members, who thus became shareholders. The Company recognized a portion of the cost of this program as a marketing expense and the balance as a cost of revenues.  It has recognized a total of $104,199 in the first six months of 2018 to reflect this expense.

As of December 31, 2017, approximately 49,000 members were due 12,978,942 additional shares under this program, but the Company had not yet issued these shares to its members. As of June 30, 2018, 48,687 members were due 13,929,876 shares. Until issued, the member may forfeit these shares for a variety of reasons, which include, but are not limited to, purchase returns and account inactivity. The Company will issue these shares upon receiving an executed subscription agreement, fees, and appropriate shareholder identification.

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PART III

INDEX TO EXHIBITS

2.1	Amended and Restated Certificate of Incorporation (1)
2.2	First Amendment to Amended and Restated Certificate of Incorporation (2)
2.3	Bylaws (3)
3.1	Certificate of Designations (4)
4	Form of Subscription Agreement
6.1	Amended and Restated Software Licenses and Services Agreement with Outsourced Site Services, LLC dated May 25, 2016 (5)
6.2	2016 Equity Incentive Plan (6)
6.3	Form of Broker-Dealer Services Agreement with FundAmerica Securities LLC (7)
7	Recapitalization and Exchange Agreement dated July 6, 2015 (8)
11	Auditors’ Consent
12	Opinion of CrowdCheck Law LLP
15	Rescission Election Form

* To be filed by amendment

(1) Filed as an exhibit to the iConsumer Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10480) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1652350/000164460015000006/exhibit2-1.htm

(2) Filed as an exhibit to the iConsumer Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10795) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1652350/000165495418000778/icc_ex22.htm

(3) Filed as an exhibit to the iConsumer Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10480) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1652350/000164460015000006/iconsumercorp-bylaws.htm

(4) Filed as an exhibit to the iConsumer Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10480) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1652350/000164460015000006/exhibit3-1.htm

(5) Filed as an exhibit to the iConsumer Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10480) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1652350/000164460016000165/osslic.htm

(6) Filed as an exhibit to the iConsumer Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10480) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1652350/000165495417000348/icon_ex6.htm

(7) Filed as an exhibit to the iConsumer Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10480) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1652350/000164460016000165/bdserv.htm

(8) Filed as an exhibit to the iConsumer Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10480) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1652350/000164460015000006/recapagreement.htm

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 18, 2018.

iConsumer Corp.

By	/s/ Robert N. Grosshandler

  Robert N. Grosshandler, principal executive officer of iConsumer Corp.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Robert N. Grosshandler

Robert N. Grosshandler, principal executive officer, principal financial officer, principal accounting officer and Sole Director

Date:	October 18, 2018

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